UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14-A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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STANDARD MOTOR PRODUCTS, INC.
(Name of Registrant as Specified in its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021 Proxy Statement

and

Notice of Annual Meeting of Shareholders
To Be Held on May 21, 2021

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

April 21, 2021

To Our Shareholders:

We are pleased to invite you to attend the Annual Meeting of Shareholders of Standard Motor Products, Inc. The Annual Meeting will be held online at www.virtualshareholdermeeting.com/SMP2021 on Friday, May 21, 2021 at 2:00 p.m. (Eastern Daylight Time).

At the Annual Meeting, you will be asked to vote on the proposals described in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement.  You will also find enclosed a form of proxy to facilitate voting your shares and our Annual Report to Shareholders, which includes our Form 10-K for our 2020 fiscal year.

YOUR VOTE IS IMPORTANT! The Board of Directors appreciates and encourages shareholder participation in the Company’s affairs and invites you to participate remotely in the Annual Meeting. If you cannot participate remotely, we encourage you to ensure that your shares are represented at the Annual Meeting by taking a moment to complete, sign and return the enclosed proxy using the accompanying postage-prepaid envelope, or to transmit your voting instructions online or by telephone by following the instructions printed on the enclosed proxy.

On behalf of the Board of Directors, thank you for your continued support of the Company.

Sincerely,

Eric P. Sills
Chief Executive Officer & President

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 21, 2021—this Proxy Statement and the Annual Report are available at ir.smpcorp.com under “Financial Reports—Proxy Statements” and “—Annual Reports.”

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101
Notice of Annual Meeting of Shareholders
To Be Held on May 21, 2021

To Our Shareholders:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of STANDARD MOTOR PRODUCTS, INC. (the “Company”) will be held online at www.virtualshareholdermeeting.com/SMP2021 on Friday, May 21, 2021 at 2:00 p.m. (Eastern Daylight Time). The Annual Meeting will be held for the following purposes:
1.	To elect nine directors of the Company, all of whom shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;
2.	To approve the Standard Motor Products, Inc. Amended and Restated 2016 Omnibus Incentive Plan;
3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;
4.	To consider and vote upon a non-binding, advisory resolution approving the compensation of our named executive officers; and
5.	To transact such other business as may properly come before the Annual Meeting.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on April 9, 2021 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.
Whether or not you plan to attend the Annual Meeting remotely, please vote your shares online or by telephone by following the instructions printed on the enclosed proxy, or by completing, signing and returning the proxy in the enclosed postage-prepaid envelope. The enclosed proxy is solicited by the Board of Directors of the Company.
By Order of the Board of Directors

Carmine J. Broccole
Senior Vice President General Counsel & Secretary

Long Island City, New York
April 21, 2021

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

Table of Contents

Proxy Statement for Annual Meeting of Shareholders	1
Frequently Asked Questions About the Annual Meeting	1
Election of Directors (Proposal No. 1)	4
Information Regarding Nominees	4
Emeritus Directors of the Board of Directors	9
Approval of the Standard Motor Products, Inc. Amended and Restated 2016 Omnibus Incentive Plan (Proposal No. 2)	10
Ratification of the Appointment of KPMG LLP (Proposal No. 3)	18
Audit and Non-Audit Fees	19
Advisory Vote on the Compensation of our Named Executive Officers (Proposal No. 4)	19
Security Ownership of Certain Beneficial Owners and Management	20
Corporate Governance	22
Meetings of the Board of Directors and its Committees	23
Board Leadership Structure	26
The Board’s Annual Self-Evaluation	27
The Board’s Role in Risk Oversight	27
Communications to the Board	28
Code of Ethics and Corporate Social Responsibility	28
Prohibition on Hedging or Pledging of Company Stock	29
Director Independence	29
Director Compensation	30
Policy on Poison Pills	32
Compensation Committee Interlocks and Insider Participation	32
Management Information	32
Office of Chief Executive	34
Compensation Discussion and Analysis	34
Overview	34
Business Strategy and Summary of 2020 Financial and Business Performance	35
2020 Executive Compensation Actions	36
Say-on-Pay Vote	36
Primary Responsibilities of our Compensation Committee	37
Compensation Philosophy and Primary Objectives	37
Compensation Process	38
Elements of Compensation	41
Compensation Actions in 2020	44
Clawback Policy	47
Stock Ownership Guidelines	47

i

Termination-Based Compensation	47
Limitations on Tax Deductibility of Executive Compensation	48
Perquisites and Other Benefits	48
Cautionary Statement	48
Report of the Compensation and Management Development Committee	49
Compensation and Management Development Committee	49
Executive Compensation and Related Information	49
Summary Compensation Table for 2020	49
Grants of Plan-Based Awards for 2020	51
Outstanding Equity Awards at Fiscal Year-End for 2020	52
Stock Vested for 2020	53
Nonqualified Deferred Compensation for 2020	54
Equity Compensation Plan Information	54
Pay Ratio	54
Severance and Change of Control Arrangements	55
Estimated Benefits upon Termination Following a Change in Control	56
Risk Considerations in our Compensation Program	57
Certain Relationships and Related Person Transactions	58
Report of the Audit Committee	58
Shareholder Proposals for the 2022 Annual Meeting	59
Annual Report on Form 10-K	60
“Householding” of Proxy Materials and Annual Reports for Record Owners	60
Other Matters	60
Appendix A: Standard Motor Products, Inc. Amended and Restated 2016 Omnibus Incentive Plan	A-1

ii

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101
Proxy Statement for Annual Meeting of Shareholders
To Be Held on May 21, 2021

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Shareholders to be held on May 21, 2021 or at any adjournment thereof. This Proxy Statement is being distributed to shareholders on or about April 21, 2021, along with a proxy and our 2020 Annual Report.

Frequently Asked Questions About the Annual Meeting

Where and when is the Annual Meeting?
Due to the public health impact of the COVID-19 pandemic, and our concern for the health and safety of our shareholders, meeting participants and communities, the Annual Meeting will be held in a virtual-only format. The Annual Meeting will be held online at www.virtualshareholdermeeting.com/SMP2021 on Friday, May 21, 2021 at 2:00 p.m. (Eastern Daylight Time).
Shareholders who participate remotely will be able to listen to a broadcast of the meeting, submit questions and vote their shares during the course of the meeting. Please refer to the question “How do I vote my shares?” below for information on how to vote.
Instructions on how to attend and participate remotely in our Annual Meeting are available at www.virtualshareholdermeeting.com/SMP2021. To log into the meeting website, you will need to enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If you encounter any technical difficulties, please call the technical support numbers identified on the meeting website.
Who can vote at the Annual Meeting?
You may vote your shares of Common Stock either by proxy or online at our Annual Meeting if you were a shareholder at the close of business on April 9, 2021, the record date for our Annual Meeting.
The total number of shares of Common Stock outstanding and entitled to vote on April 9, 2021 was 22,833,298. Holders of Common Stock have the right to one vote for each share registered in their names as of the close of business on the record date.
What is the quorum requirement for the Annual Meeting?
In order to conduct business at our Annual Meeting, our By-Laws require the presence in person or by proxy of shareholders holding a majority of the outstanding shares of Common Stock entitled to vote. Shareholders who participate remotely by means of electronic communication will be deemed to be present in person at the meeting. If a quorum is not present, a vote cannot occur, and our Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Proxies voted as “withheld,” abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present.

How do I know whether I am a registered shareholder or a beneficial shareholder?
You are a registered shareholder if your shares of Common Stock are registered directly in your name with our transfer agent, Computershare Investor Services.
You are a beneficial shareholder if your shares are held in an account at a bank, broker or other holder of record (also referred to as holding shares “in street name”).
What is the effect of not casting my vote?
If you are a registered shareholder and you do not vote your shares, your shares will not be taken into consideration in determining the outcome of the matters that are acted upon.
If you are a beneficial shareholder and you do not instruct your bank or broker how to vote your shares, under the rules of the New York Stock Exchange, your bank or broker will only be able to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm (Proposal No. 3). Your bank or broker will not be able to vote your shares on the election of directors (Proposal No. 1), the resolution to approve the Standard Motor Products, Inc. Amended and Restated 2016 Omnibus Plan (Proposal No. 2), or the advisory resolution to approve the compensation of our named executive officers (Proposal No. 4), resulting in “broker non-votes” on those items.
How do I vote my shares?
Registered shareholders may vote in one of four ways:
Vote by Mail: Complete, sign and return your proxy card in the enclosed postage-paid envelope.
Vote Online at the Meeting: Attend the Annual Meeting online, or appoint a personal representative with an appropriate proxy, to vote at the meeting.
Vote Online before the Meeting: Go to the website identified on your proxy card, and follow the instructions stated on your proxy card and the website to vote.
Vote by Telephone: Call the telephone number identified on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.
If you vote online or by telephone, your electronic vote authorizes the named proxies to vote on your behalf in the same manner as if you completed, signed and returned your proxy card. If you vote online or by telephone, you do not need to return your proxy card.
If you are a beneficial shareholder, you will receive instructions from your bank, broker or other holder of record that you must follow in order to have your shares voted.
Can I change my vote after I have voted?
Proxies are revocable at any time before they are exercised at our Annual Meeting. If you are a registered shareholder and you originally voted by mail, Internet or telephone, you may revoke your proxy by:
•	completing and returning a timely and later-dated proxy card, or using the Internet or telephone to timely transmit your later voting instructions;
•	voting during the course of the Annual Meeting; or
•	contacting Carmine J. Broccole, Secretary of the Company, at the following address to notify him that your proxy is revoked:
Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
Email: financial@smpcorp.com
Fax: 718-784-3284
If you are a beneficial shareholder, you must follow the directions provided by your bank, broker or other holder of record to change or revoke any prior voting instructions.

What are my voting options and how does the Board recommend that I vote?
Proposal	Voting Options	Board of Director’s Recommendation
1. Election of Directors	For All, Withhold All or For All Except Any Individual Nominee	For All

2. Approval of the Standard Motor Products, Inc. Amended and Restated 2016 Omnibus Incentive Plan	For, Against or Abstain	For

3. Ratification of the appointment of KPMG LLP	For, Against or Abstain	For

4. Advisory Vote on the Compensation of our Named Executive Officers	For, Against or Abstain	For

In the absence of instructions, proxies will be voted in accordance with the recommendation of the Board of Directors of the Company with respect to Proposals No. 1 through 4, and in accordance with the best judgment of the individuals named as proxies with respect to any other matter properly brought before the meeting.

What vote is required to approve of each proposal?
Proposal No. 1: Nominees receiving a plurality of the votes cast will be elected as directors.
Proposals No. 2-4: The number of votes cast FOR must exceed the number of votes cast AGAINST the proposal. Only those votes cast FOR or AGAINST a proposal will be counted to determine the results of the vote. Abstentions and broker non-votes will not count as votes cast.
Your vote on Proposal No. 4 is advisory, meaning it will not be binding on the Board of Directors or the Company; however, the Board will review the voting results and take it into consideration when making future decisions regarding executive compensation.
Who will pay the expenses of this proxy solicitation?
The Company will pay all expenses in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting. We will also pay banks, brokers or other holders of record their out-of-pocket and reasonable clerical expenses incurred in sending our proxy materials to beneficial owners for the purpose of obtaining their proxies.
How will the Company solicit proxies?
We will primarily solicit proxies by mail; however, certain of our directors, officers or employees may solicit by telephone, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We do not expect to engage any paid solicitors to assist us in the solicitation of proxies.

Proposal No. 1
Election of Directors

Our Board of Directors recommends that you vote “FOR ALL” of our director nominees.

At our Annual Meeting, our shareholders will have the opportunity to vote to elect nine directors to hold office until our next annual meeting of shareholders and until their successors are duly elected and qualified. All nominees are currently directors of the Company.

Our Board of Directors is currently comprised of ten members. In February 2021, Roger M. Widmann, our director and Chair of the Compensation and Management Development Committee (“Compensation Committee”), announced that he will retire at the end of his current term of office. Following Mr. Widmann’s decision, upon the recommendation of the Nominating and Corporate Governance Committee (“Governance Committee”), the Board of Directors decreased the size of the Board from ten to nine members, and appointed Alisa C. Norris to serve as Chair of the Compensation Committee, effective as of the date of our 2021 Annual Meeting.

Information Regarding Nominees

The following paragraphs provide information, as of the date of this Proxy Statement, about each nominee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees. Our nominees, collectively, possess diverse professional experiences and skills, including business leadership, automotive, finance and accounting, government and public policy, information technology and cyber security, supply chain management and logistics, and human capital management.

The Governance Committee reviews each candidate’s qualifications to determine whether the candidate possesses any of the specific qualities and skills that are desired in members of the Board, taking into account diversity in professional experience, skills and background, race, gender, disability, ethnicity, nationality, religion, and sexual orientation.

Each person listed below has consented to be named as a nominee and agreed to serve if elected. If any of those named are not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee listed below unavailable.

You may read more about the process our Governance Committee undertook to select our director nominees on page 24 under the heading “Nominating and Corporate Governance Committee.”

Lawrence I. Sills Chairman of the Board Age 81 Director Since 1986
Mr. Sills has served as our Chairman of the Board since January 2021, and as a director of the Company since 1986. Mr. Sills has also served as our Executive Chairman of the Board from March 2016 to January 2021, Chairman of the Board from December 2000 to March 2016, Chief Executive Officer from December 2000 to March 2016, our President and Chief Operating Officer from 1986 to 2000, and our Vice President of Operations from 1983 to 1986. Mr. Sills is the father of Eric P. Sills, a director of the Company and our Chief Executive Officer and President. Mr. Sills holds an MBA from Harvard Business School and a BA from Dartmouth College.

We believe Mr. Sills’ qualifications to serve as a director and our Chairman of the Board include his wealth of experience and the business understanding that Mr. Sills has obtained from over 50 years of working in various capacities at the Company and in the automotive industry. Mr. Sills’ knowledge of all aspects of the Company’s business and its history, position him well to serve as our Chairman. In addition, we believe Mr. Sills’ qualifications to sit on our Board include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other shareholders, and the fact that he represents the third generation of the Sills family which established the Company in 1919.

William H. Turner Presiding Independent Director Age 81 Director Since 1990
Mr. Turner has served as our Presiding Independent Director since January 2006, and as a director of the Company since May 1990. Formerly, Mr. Turner served as a director of Ameriprise Financial, Inc., Volt Information Sciences, Inc., Franklin Electronic Publishers, Inc. and New Jersey Resources Corporation. In May 2015, Mr. Turner was elected as Chairman of the Board of Trustees of Bloomfield College, and since 1985, he has served as Chairman of the Board of Trustees of the International College, Beirut, Lebanon. From 2008 to 2010, Mr. Turner served as Acting Dean of the Business School at Montclair State University, and from 2004 to 2008, he served as the Dean of the College of Business at Stony Brook University. Mr. Turner served as the Senior Partner of Summus Ltd., a consulting firm, from 2002 to 2004. From 1997 to 2002, he served in various capacities at PNC Bank NJ, including President, Chief Executive Officer and Chairman Northeast Region. He was President and Co-Chief Executive Officer of Franklin Electronic Publishers, Inc. from 1996 to 1997. Prior to that time, he was the Vice Chairman of Chase Manhattan Bank and its predecessor, Chemical Banking Corporation. Mr. Turner completed the Advanced Management Program from Harvard Business School, and he holds an MBA from New York University and a BA from Trinity College.

We believe Mr. Turner’s qualifications to serve as a director and our Presiding Independent Director include his extensive executive leadership and financial and managerial experience. His service as Chief Executive Officer and Vice Chairman at several banking institutions make him a valuable asset to our Board, and has provided him with a wealth of knowledge in dealing with financial and accounting matters. The depth and breadth of his exposure to complex financial issues at other large corporations, as well as the deep understanding of our Company that he has acquired from serving on our Board for more than 30 years, make him a valuable advisor.

John P. Gethin Director Age 72 Director Since 2016
Mr. Gethin has served as a director of the Company since March 2016, and as our Chief Operating Officer from 2000 to March 2016, and our President from 2000 to February 2015. From 1997 to 2000, Mr. Gethin served as our Senior Vice President of Operations. From 1998 to 2003, he served as the General Manager of our Temperature Control Division. From 1995 to 1997, Mr. Gethin was our Vice President and General Manager of EIS Brake Parts Division (a former business unit of ours). Mr. Gethin holds a BBA from Texas Christian University.

We believe Mr. Gethin’s qualifications to serve as a director include his extensive knowledge of our Company, and in particular, his experience developing, directing and improving upon our organizational processes and operational efficiencies for more than 19 years. Mr. Gethin has also acquired extensive knowledge of the automotive aftermarket industry, having worked in the industry for more than 49 years. His ability to leverage his knowledge and experience to provide unique insight to our Board makes him well qualified to serve as a member of the Board.

Pamela Forbes Lieberman Director Age 67 Director Since 2007
Ms. Forbes Lieberman has served as a director of the Company since August 2007. Ms. Forbes Lieberman also serves as a director and Chair of the Audit Committee of John B. Sanfilippo & Son, Inc., a leading processor and distributor of nut products, and on the strategic advisory board of Morrow Sodali, LLC, a professional services firm. Previously, Ms. Forbes Lieberman served as a director of A.M. Castle & Co. and VWR Corporation. From March 2006 to August 2006, Ms. Forbes Lieberman served as the interim Chief Operating Officer of Entertainment Resource, Inc. Prior to such time, Ms. Forbes Lieberman served as President and Chief Executive Officer and member of the Board of Directors of TruServ Corporation (now known as True Value Company) and prior to that as TruServ’s Chief Operating Officer and Chief Financial Officer. Prior to joining TruServ, Ms. Forbes Lieberman held Chief Financial Officer positions at ShopTalk Inc., The Martin-Brower Company, LLC, and Fel-Pro, Inc. and served as an automotive industry consultant. Ms. Forbes Lieberman, a Certified Public Accountant, began her career at PricewaterhouseCoopers LLP. Ms. Forbes Lieberman holds an MBA from Kellogg School of Management, Northwestern University, and a BS from the University of Illinois.

We believe Ms. Forbes Lieberman’s qualifications to serve as a director include her many years of executive experience, including serving as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for distribution and automotive companies. She brings demonstrated management ability at senior levels to the Board and insights into the operational requirements of a large company. In addition, her knowledge of public and financial accounting matters, logistics, and business strategy provides valuable insight to our Board.

Patrick S. McClymont Director Age 51 Director Since 2017
Mr. McClymont has served as a director of the Company since February 2017. Mr. McClymont also serves as the Executive Vice President and Chief Financial Officer of IMAX Corporation, and as a director of Volunteers of America, Greater New York Chapter. Prior to joining IMAX, Mr. McClymont served as the Executive Vice President and Chief Financial Officer of Sotheby’s from October 2013 to December 2015, and as a Partner and Managing Director of Goldman, Sachs & Co., where he was a member of the Investment Banking Division from 1998 to October 2013. Mr. McClymont holds a Master of Business Administration from The Amos Tuck School, Dartmouth College, and a BS, with distinction, from Cornell University.

We believe Mr. McClymont’s qualifications to serve as a director include his expertise in financial matters and corporate strategy, as well as his business experience at public and private institutions in the areas of accounting, tax, treasury, finance, investor relations and risk management. His extensive knowledge in these areas, and his familiarity with the automotive industry, both domestically and abroad, make him a valuable advisor to our Board.

Joseph W. McDonnell Director Age 69 Director Since 2012
Mr. McDonnell has served as a director of the Company since October 2012. Mr. McDonnell is also a Professor of Public Policy and Management at the University of Southern Maine’s Edmund S. Muskie School of Public Service and a Faculty Fellow and member of the board of the University of Southern Maine’s Confucius Institute. Mr. McDonnell previously served at the University of Southern Maine as Provost and Vice President of Academic Affairs from August 2014 to August 2015, and as Dean of the College of Management and Human Service from July 2011 to August 2015. Prior to his work at the University of Southern Maine, he served as Interim Dean of the College of Business at Stony Brook University and as the President and Chief Executive Officer of the New York International Commerce Group, Inc., which provides services for companies doing business in China. Mr. McDonnell holds an Executive Program Certificate from Harvard Business School, a PhD in Communications from the University of Southern California, and an MA and BA from Stony Brook University.

We believe Mr. McDonnell’s qualifications to serve as a director include his significant experience in academics focusing on business administration and the development of management-level personnel, as well as the various leadership positions he held at foreign and domestic companies prior to becoming an academic administrator. His expertise in doing business in China and in consulting management on various strategic initiatives provides valuable insight to our Board.

Alisa C. Norris Director Age 51 Director Since 2012
Ms. Norris has served as a director of the Company since October 2012. Ms. Norris also serves as a director of Vita-Mix Corporation and Healthy Bytes, Inc. From 2016 to 2020, Ms. Norris served as the Chief Marketing and Communications Officer at JDRF International, where she was responsible for marketing, communications and digital growth, leading the organization’s digital transformation. Prior to joining JDRF International, Ms. Norris served as the Chief Marketing Officer of R.R. Donnelley & Sons Company from 2013 to 2015, where she was responsible for all aspects of marketing and communications. Prior to joining R.R. Donnelley, Ms. Norris served as the Chief People Officer of Opera Solutions, LLC, a leading predictive analytics company, where she was responsible for global staff operations and human capital management. Prior to Opera Solutions, Ms. Norris served as a Senior Vice President and was a founding member of Zeborg, Inc., and as a strategy consultant for A.T. Kearney and Mitchell Madison Group. Ms. Norris holds an MBA from Harvard Business School and a BA from Trinity College, where she was Phi Beta Kappa.

We believe Ms. Norris’ qualifications to serve as a director include her significant experience in defining and implementing corporate governance structures and growth strategies, and in developing and managing operational resources in the areas of marketing and communications. Her experience of more than 22 years of providing consulting services to financial services, information technology and media, and office technology firms makes her a valuable advisor to our Board.

Eric P. Sills Director, Chief Executive Officer, President & Member of the Office of Chief Executive Age 52 Director Since 2016
Mr. Sills has served as a director of the Company and our Chief Executive Officer since March 2016, and as our President since February 2015. Prior to serving as our President, Mr. Sills served as our Vice President Global Operations from January 2013 to February 2015, and our Vice President Engine Management Division from 2006 to January 2013. From 1991 to 2006, Mr. Sills served in various capacities in our Company, including as General Manager, LIC Operations, Director of Product Management, and Plant Manager, Oxygen Sensor Business Unit. He is the son of Lawrence I. Sills. Mr. Sills has completed an Advanced Management Program at Harvard Business School, and holds an MBA from Columbia University and a BA from Bowdoin College.

We believe Mr. Sills’ qualifications to serve as a director include his extensive knowledge of our business and its operations, and the experience that he has acquired throughout his career, having served in a variety of senior management positions across our organization and as an executive officer. In addition, we believe Mr. Sills’ qualifications to serve as a director include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other shareholders, and the fact that he represents the fourth generation of the Sills family which established the Company in 1919.

Richard S. Ward Director Age 80 Director Since 2004
Mr. Ward has served as a director of the Company since July 2004. Mr. Ward also serves as a member of the American Law Institute, the Association of General Counsel, and the Board of Trustees (Executive Committee) of the International College, Beirut, Lebanon. Mr. Ward is a private investor and legal consultant. In 2000, Mr. Ward served as Chairman of the Large, Complex Case Committee of the American Arbitration Association. From 1969 to 1998, he served in various legal and managerial capacities at ITT Corporation, including Executive Vice President, General Counsel and Corporate Secretary, and as a member of the ITT Management Committee. Previously, he served on the Boards of the American Arbitration Association, STC plc, a British telecommunications company, ITT Sheraton Corporation, First State Insurance Company, Boeing Industrial Technology Group Corporation, and Caesars World, Inc. Mr. Ward completed the Finance for Senior Executives program at Harvard Business School and holds an LLB from University of Virginia School of Law, and a BSME from Yale University. Mr. Ward is a member of the Bars of New York and Virginia, and is admitted to practice before the U.S. Court of International Trade and the U.S. Court of Appeals for the Federal Circuit.

We believe Mr. Ward’s qualifications to serve as a director include his experience as an executive officer of an international engineering and manufacturing company, and his legal and corporate governance expertise. His knowledge of the complex legal and governance issues facing multi-national companies and his understanding of what makes businesses work effectively and efficiently provide valuable insight to our Board.

Emeritus Directors of the Board of Directors

Arthur S. Sills and Peter J. Sills currently serve as emeritus members of the Board of Directors. Emeritus directors are invited to attend Board of Director meetings but do not have any voting rights. Emeritus directors may receive, at the discretion of the Board of Directors, compensation for their advisory services, reimbursement for meeting travel expenses, and coverage under our medical, dental and vision insurance plans.

Proposal No. 2
Approval of the Standard Motor Products, Inc. Amended and Restated 2016 Omnibus Incentive Plan

Our Board of Directors recommends you vote “FOR” the approval of the Standard Motor Products, Inc. Amended and Restated 2016 Omnibus Incentive Plan.

General

We are asking our shareholders to approve an amendment and restatement of the Standard Motor Products, Inc. 2016 Omnibus Incentive Plan (the “Plan”), which was approved by our Board of Directors on February 18, 2021. The Plan was originally approved by the Company’s shareholders and became effective on May 19, 2016. The Plan is the Company’s only plan for providing stock-based incentive compensation to our employees, directors and other eligible persons. The number of shares authorized for issuance under the Plan on its effective date was anticipated to fund awards for a five-year period, and as of December 31, 2020, there are 173,729 shares remaining for issuance thereunder. We are asking shareholders to approve an amendment and restatement of the Plan to (i) increase the number of shares available for issuance thereunder by 950,000 to fund awards for an additional five-year period, (ii) adjust the number of shares available for issuance to non-employee directors from 250,000 to 300,000, and (iii) revise the Plan in response to changes in applicable federal tax laws.

The following summary of certain material features of the amended and restated Plan, as approved by our Board of Directors, is subject to the specific provisions contained in the full text of the Plan, as set forth in Appendix A attached hereto.

Purpose of Plan

The Plan will allow the Company, under the direction of the Compensation Committee or those persons to whom administration of the Plan has been delegated or permitted by law (the Governance Committee will make recommendations to the Compensation Committee concerning non-employee directors), to make grants of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance shares, cash-based awards and other stock-based awards to employees, directors, consultants, agents, advisors and independent contractors. The purpose of these stock awards is to attract and retain talented employees, directors and other eligible persons and further align their interests and those of our shareholders by linking a portion of their compensation with the Company’s performance.

Key Terms

The following is a summary of the key provisions of the amended and restated Plan, as approved by our Board of Directors.

Plan Term:	May 19, 2016 to May 19, 2026.

Eligible Participants:
All of our employees, directors, consultants, agents, advisors and independent contractors are eligible to receive awards under the Plan, provided they render services to the Company. The Compensation Committee will determine which individuals will participate in the Plan. As of April 9, 2021, there were approximately two hundred and seventy employees and seven non-employee directors who would be eligible to participate in the Plan.

Shares Authorized:
If our shareholders approve this Proposal No. 2, 950,000 shares will be added to the Plan, and the total number of shares authorized for issuance under the Plan will be 2,050,000, subject to adjustment to reflect stock splits and other corporate events or transactions. Shares related to awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, which are settled in cash in lieu of shares, or which are exchanged with the Compensation Committee’s approval, prior to the issuance of shares, for awards not involving shares, shall be available again for grant under the Plan.  In no event, however, will the following shares again become available for awards or increase the number of shares available for grant under the Plan:  (i) shares tendered by the participant in payment of the exercise price of an option; (ii) shares withheld from exercised awards for tax withholding purposes; (iii) shares subject to a SAR that are not issued in connection with the settlement of that SAR; and (iv) shares repurchased by the Company with proceeds received from the exercise of an option.  Of the shares available in the pool, the maximum number of shares that may be issued to non-employee directors is three hundred thousand (300,000) shares.

Award Types:
(a) Non-qualified and incentive stock options;

(b) Stock appreciation rights (“SARs”);

(c) Restricted stock and restricted stock units;

(d) Performance shares and performance units;

(e) Cash-based awards; and

(f) Other stock-based awards.

Annual Share Limits on Awards:
(a) Options: The annual maximum aggregate number of shares subject to options granted to any one person is twenty-five thousand (25,000).

(b) SARs: The annual maximum number of shares subject to SARs granted to any one person is twenty-five thousand (25,000).

(c) Restricted Stock or Restricted Stock Units: The annual maximum aggregate grant with respect to awards of restricted stock or restricted stock units to any one person is ten thousand (10,000).

(d) Performance Shares or Performance Units: The annual maximum aggregate award of performance units or performance shares that a person may receive is ten thousand (10,000) shares, or equal to the value of ten thousand (10,000) shares determined as of the date of grant, as applicable.

(e) Cash-Based Awards: The annual maximum aggregate amount awarded or credited with respect to cash-based awards to any one person is the greater of one million dollars ($1,000,000) or the value of twenty-five thousand (25,000) shares determined as of the date of grant, as applicable.

(f) Other Stock-Based Awards: The annual maximum aggregate grant with respect to other stock-based awards to any one person is twenty-five thousand (25,000) shares.

(g) Non-employee director limits: The annual maximum aggregate grant with respect to awards to any non-employee director is ten thousand (10,000) shares.

Vesting:
Vesting schedules will be determined by the Compensation Committee at the time that each award is granted, subject to the minimum vesting periods described below.

(a) Options: The minimum vesting period for the grant of an option is three (3) years following the date of grant, provided that an option may partially vest after no less than one (1) year so long as the entire grant does not fully vest until at least three (3) years following the date of grant, except as the Compensation Committee may provide in the event of death, disability, involuntary termination without cause, retirement, or a change of control.

(b) SARs: The minimum vesting period for the grant of a SAR is three (3) years following the date of grant, provided that a SAR may partially vest after no less than one (1) year so long as the entire grant does not fully vest until at least three (3) years following the date of grant, except as the Compensation Committee may provide in the event of death, disability, involuntary termination without cause, retirement, or a change of control.

(c) Restricted Stock or Restricted Stock Units: The minimum vesting period for the grant of restricted stock or restricted stock units is three (3) years (which may be a cliff or graded vesting schedule) following the date of grant, provided that grants to non-employee directors or employees receiving long-term retention awards who are aged 65 or older may fully vest after no less than one (1) year. The Compensation Committee may also determine that the vesting schedule may be accelerated due to death, disability, involuntary termination without cause, retirement, or a change of control.

(d) Performance Shares or Performance Units: Except as the Compensation Committee may provide in the event of death, disability, involuntary termination without cause, retirement, or a change of control, performance shares or performance units may not vest prior to the expiration of at least one (1) year of a performance period. The Compensation Committee may provide for the accelerated vesting of an award based on achievement of performance goals.

(e) Other Stock-Based or Cash-Based Awards: The minimum vesting period for the grant of other stock-based awards is one (1) year, except as the Compensation Committee may provide in the event of death, disability, involuntary termination without cause, retirement, or a change of control. Notwithstanding the foregoing, unless otherwise provided by the Compensation Committee, any such awards granted as full value awards shall not be subject to a vesting schedule. For cash-based awards, the Compensation Committee may determine whether the award is subject to a vesting schedule.

Award Terms:
Each option granted shall expire at such time as the Compensation Committee shall determine at the time of grant but shall not be exercisable later than the tenth (10th) anniversary date of its grant. The term of any SAR granted shall be determined by the Compensation Committee but shall not be exercisable later than the tenth (10th) anniversary date of its grant.

Repricing Prohibited:
Options and SARs granted under the Plan may not be repriced, repurchased (including by cash buyout), replaced or regranted through cancellation or by lowering the option price of a previously granted option or the grant price of a previously granted SAR, without the approval of our shareholders.

Non-employee Director Awards

If the Plan is approved by shareholders at the Annual Meeting, it is anticipated that each non-employee director will receive on the date of each annual meeting of shareholders an automatic restricted stock award of 1,000 shares and an additional award of Common Stock valued at $55,000, based on the fair market value of the Company’s Common Stock as of the date of the annual meeting of shareholders. The restricted stock awards will vest after one year, so long as the director remains continuously in office. Non-employee directors will also be eligible to receive other types of awards under the Plan, but such awards are discretionary. In the event of a change of control of the Company (as defined in the Plan), all of the shares of restricted stock will accelerate and become vested in full.

New Plan Benefits

Except as described below, the following table sets forth information concerning the benefits or amounts under the Plan that we can determine will be received by all current non-employee directors as a group on an annual basis.

Name and Position	Dollar Value ($)	Number of Shares
Non-employee directors as a group	Fair market value on date of grant	7,000
Non-employee directors as a group	$385,000	Fair market value on date of grant

The information in the above table is limited to the annual automatic restricted stock awards and other stock awards to be granted to our non-employee directors in connection with the Annual Meeting. Future awards under the Plan to executive officers, employees or other eligible participants, and any future discretionary awards to non-employee directors in addition to those granted automatically, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.

Terms applicable to Stock Options and Stock Appreciation Rights

The exercise price of stock options or SARs granted under the Plan may not be less than the fair market value of our Common Stock on the date of grant (or, with respect to incentive stock options in the case of a holder of more than 10% of stock, 110% of fair market value). On the record date, the closing price of the Company’s Common Stock on the New York Stock Exchange was $42.48 per share. The Compensation Committee will determine at the time of grant the other terms and conditions applicable to such award, including exercisability and vesting, subject to the limitations described above.

Terms applicable to Grants of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units and Other Stock-Based or Cash-Based Awards

The Compensation Committee will determine the terms and conditions applicable to the granting of restricted stock, restricted stock units, performance shares, performance units and other stock-based or cash-based awards (including the grant of unrestricted shares). The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock, restricted stock units, performance shares, performance units and other stock-based or cash-based awards contingent upon continued employment with the Company, the passage of time, or such performance criteria and the level of achievement as it deems appropriate.

Cash-Based Awards

The Compensation Committee, at any time and from time to time, may grant cash-based awards to participants in such amounts and upon such terms as the Compensation Committee may determine. The Compensation Committee may establish performance goals in its discretion in connection with the grant of any cash-based awards.

Transferability

Awards granted under the Plan are not transferable other than by will or the laws of descent and distribution, and no award shall be subject, in whole or in part, to attachment, execution, or levy of any kind.  The Compensation Committee may establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable or shares deliverable in the event of, or following, the participant’s death, may be provided.

Administration

The Compensation Committee will administer the Plan. Except as otherwise provided in the Plan, the Compensation Committee will have full and exclusive discretionary power to interpret the terms and the intent of the Plan and any award agreement or other agreement or document ancillary to or in connection with the Plan, to determine eligibility for awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Plan as it may deem necessary or proper. Such authority shall include, but not be limited to, selecting award recipients, establishing all award terms and conditions, including the terms and conditions set forth in award agreements, granting awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any award agreement, and, except as described below, adopting modifications and amendments to the Plan or any award agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its affiliates, and/or its subsidiaries operate.  All actions taken and all interpretations and determinations made by the Compensation Committee shall be final and binding upon the participants, the Company, and all other interested individuals.

The Compensation Committee may delegate such administrative duties or powers as it deems advisable to one or more of its members, the officers of the Company, its subsidiaries or affiliates, or its agents or advisors, and the Compensation Committee and such delegates may employ one or more individuals to render advice with respect to any such administrative duties or powers. In addition, the Compensation Committee may authorize one or more officers of the Company to do one or both of the following: (a) designate employees to be recipients of awards and (b) determine the size of any such awards; provided, however, (i) the Compensation Committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is considered an insider (as defined in the Plan); (ii) the resolution providing such authorization sets forth the total number of awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Compensation Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

Amendments

The Company’s Board of Directors may alter, amend, modify, suspend, or terminate the Plan and any related award agreement in whole or in part; provided, however, that (i) no options or SARs issued under the Plan will be re-priced, repurchased (including a cash buyout), replaced, or re-granted through cancellation, or by lowering the option price of a previously granted option or the grant price of a previously granted SAR; (ii) any amendment of the Plan must comply with the rules of the New York Stock Exchange; and (iii) no material amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

Adjustments

In the event of any corporate event or transaction (including, but not limited to, a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Compensation Committee may approve, in its discretion, an adjustment of the number and kind of shares available for grant under the Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards under the Plan, the exercise price or grant price of outstanding stock options and other awards, the Plan’s annual award limits, and other value determinations applicable to outstanding awards. The Compensation Committee may also make appropriate adjustments in the terms of any awards under the Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding awards, including modifications of performance goals and changes in the length of performance periods.

Change of Control

The Plan provides that in the event of a change of control of the Company, unless a replacement award (as described below) is provided to the participant, (i) outstanding options and SARs will become exercisable, (ii) outstanding awards subject to time-based vesting conditions shall vest in full and be free of restrictions, and (iii) the treatment of any other awards shall be as determined by the Compensation Committee in connection with the grant thereof, as reflected in the applicable award agreement.  Notwithstanding the foregoing, if a replacement award is not provided to the participant, the Compensation Committee may, in its sole discretion, determine that any or all outstanding awards will be cancelled and terminated and a payment of cash made or shares of stock delivered to participants, equal in value to the cancelled award.
Any replacement award must (a) have a value at least equal to the value of the replaced award; (b) relate to publicly traded equity securities of the Company or its successor in the change of control (or a publicly traded affiliate thereof); and (iii) have other terms and conditions that are not less favorable to the participant than the terms and conditions of the replaced award. In addition, a replacement award must provide for accelerated vesting on termination of employment or other service other than for cause within two years after the change of control.
U.S. Tax Consequences

The following is a general summary as of the date of this Proxy Statement of certain United States federal income tax consequences to the Company and participants of awards granted under the Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the Plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. The Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and the Company will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and the Company will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and the Company will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” the Company will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant. If a participant disposes of shares subject to an incentive stock option before two years after the option was granted, or before one year after the ISO was exercised, this is a disqualifying disposition.

Stock Appreciation Rights

A grant of a SAR (which can be settled in cash or the Company Common Stock) has no federal income tax consequences at the time of grant. Upon the exercise of SARs, the value received is generally taxable to the participant as ordinary income, and the Company generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. The Company generally receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the participant disposes of the stock.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the restricted stock units at the time they vest. The Company generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Shares

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. The Company generally will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Cash-Based Awards and Other Stock-Based Awards

The participant will recognize, as a general rule, ordinary income at the time of payment of cash or delivery of actual shares of Common Stock. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of Common Stock are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the participant, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the participant.

Proposal No. 3
Ratification of the Appointment of KPMG LLP

Our Board of Directors recommends you vote “FOR” the ratification of KPMG as the Company’s independent registered public accounting firm.

The Audit Committee of our Board of Directors plans to appoint KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the 2021 fiscal year. Although the Company is not required to seek shareholder approval of this appointment, the Board believes it to be sound corporate governance to do so and is asking shareholders to ratify the appointment of KPMG. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will reconsider the appointment. Representatives of KPMG are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by KPMG in the fiscal years ended December 31, 2020 and 2019.

	2020	2019
Audit fees	$1,554,250	$1,728,600
Audit-related fees(1)	21,500	26,000
Tax fees(2)	412,500	285,800
All other fees	─	─
Total	$1,988,250	$2,040,400

(1)	Audit-related fees consist principally of audits of payments related to certain employee benefits.
(2)	Tax fees consist primarily of U.S. and international tax compliance and planning.

In accordance with its charter, the Audit Committee approves the compensation and terms of engagement of the Company’s independent auditors, including the pre-approval of all audit and non-audit service fees. All of the fees paid to the Company’s independent auditors described above were for services pre-approved by the Audit Committee.

Proposal No. 4
Advisory Vote on the Compensation
of Our Named Executive Officers

Our Board of Directors recommends you vote “FOR” the approval of the non-binding, advisory resolution approving the compensation of our named executive officers.

At our Annual Meeting, our shareholders will have the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers, as disclosed in this Proxy Statement (referred to as a “say-on-pay” vote). The say-on-pay vote is being provided pursuant to Section 14A of the Securities Exchange Act of 1934. The say-on-pay vote is an advisory vote that is not binding on the Company or the Board of Directors; however, the Board values the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions.

Our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value, while striving to avoid the use of highly leveraged incentives that may encourage overly risky short-term behavior on the part of executives. We believe that our executive compensation program is reasonable, competitive and focused on pay for performance principles, as described more fully in the “Compensation Discussion and Analysis” section, beginning on page 34 of this Proxy Statement.

Our Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s named executive officers. We utilize a combination of base pay, annual incentives and long-term incentives. While we have generally targeted base pay to be in the median to 75% range, and each other component of executive compensation to be at or near the median range of similar-type compensation for our peer group, actual compensation of our named executive officers varies depending upon the achievement of pre-established performance goals. The annual cash incentive award is based on the achievement of both company-level financial performance and management performance, or management by objective goals (“MBO”). Actual award payouts may range from 0% to 200% of the target award amount, depending upon the level of achievement. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our shareholders and the Company’s long-term interests. Our executive compensation policies have enabled us to attract and retain talented and experienced executives and have benefited the Company over time. We believe that the fiscal year 2020 compensation of each of our named executive officers was reasonable and appropriate, and aligned with the Company’s fiscal year 2020 results and achievement of the objectives of our executive compensation program.

The Company also has several governance policies in place to align executive compensation with shareholder interests and mitigate risks in its plans. These programs include stock ownership guidelines (including a mandatory post-vesting holding period, as described below), limited perquisites, use of tally sheets, and a claw back policy.

For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following non-binding resolution:

“RESOLVED, that the shareholders hereby APPROVE, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and the other compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for 2020 and other related tables and accompanying narrative).”

Security Ownership of Certain Beneficial Owners
and Management
The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 9, 2021 by:
•	each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock;
•	each director and nominee for director of the Company;
•	each executive officer named in the Summary Compensation Table below; and
•	all directors and executive officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership	(1)	Percentage of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,202,510	(2)	14%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,327,479	(3)	5.8%
Dimensional Fund Advisors LP Palisades West, Bldg. One 6300 Bee Cave Road Austin, TX 78746	1,316,311	(4)	5.8%
Lawrence I. Sills	645,546	(5)	2.8%
Eric P. Sills	172,901		*
Richard S. Ward	80,297		*
William H. Turner	80,124		*
Roger M. Widmann	69,156		*
James J. Burke	67,752		*
Carmine J. Broccole	67,460		*
Dale Burks	57,499		*
Pamela Forbes Lieberman	41,753		*
John P. Gethin	23,269		*
Joseph W. McDonnell	21,294		*
Alisa C. Norris	21,294		*
Patrick S. McClymont	12,715		*
Nathan R. Iles	9,090		*
Directors and Officers as a group (18 persons)	1,508,416		6.6%

*	Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.
(1)
Applicable percentage of ownership is calculated by dividing (a) the total number of shares beneficially owned by the shareholder by (b) 22,833,298 which is the number shares of Common Stock outstanding as of April 9, 2021. Beneficial ownership is calculated based on the requirements of the Securities and Exchange Commission (“SEC”). Except as indicated in the footnotes to this table, the shareholder named in the table has sole voting power and sole investment power with respect to the shares set forth opposite such shareholder’s name. Unless otherwise indicated, the address of each individual listed in the table is c/o Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

(2)
The information for BlackRock, Inc. and certain of its affiliates (“BlackRock”) is based solely on an amendment to its Schedule 13G filed with the SEC on January 26, 2021, wherein BlackRock states that it beneficially owns an aggregate of 3,202,510 shares of our Common Stock; BlackRock states that it has sole voting power for 3,171,211 shares and sole investment power for 3,202,510 shares.

(3)
The information for The Vanguard Group and certain of its affiliates (“Vanguard”) is based solely on an amendment to its Schedule 13G filed with the SEC on February 10, 2021, wherein Vanguard states that it beneficially owns an aggregate of 1,327,479 shares of our Common Stock; Vanguard states that it has shared voting power for 25,924 shares, sole investment power for 1,286,260 shares and shared investment power for 41,219 shares.

(4)
The information for Dimensional Fund Advisors LP and certain of its affiliates (“Dimensional”) is based solely on an amendment to its Schedule 13G filed with the SEC on February16, 2021, wherein Dimensional states that it beneficially owns an aggregate of 1,316,311 shares of our Common Stock; Dimensional states that it has sole voting power for 1,258,017 shares and sole investment power for 1,316,311 shares.

(5)
Includes 2,812 shares of Common Stock owned by Mr. Sills’ wife. For shares of stock held by his wife, Lawrence I. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

Corporate Governance
The Company’s Board of Directors has adopted policies and procedures that the Board believes are in the best interests of the Company and its shareholders as well as compliant with the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, and the listing standards of the New York Stock Exchange. In particular:
•	The Board has adopted Corporate Governance Guidelines;
•	The Board has appointed a Presiding Independent Director, who is independent under the New York Stock Exchange standards and applicable SEC rules;
•
A majority of the Board and all members of the Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee are independent under the New York Stock Exchange standards and applicable SEC rules;

•	The Board has adopted charters for each of the Committees of the Board and the Presiding Independent Director;
•
The Company’s Corporate Governance Guidelines provide that the independent directors meet periodically in executive session without management and that the Presiding Independent Director chairs the executive sessions;

•	Interested parties are able to make their concerns known to non-management directors or the Audit Committee by e-mail or by mail (see “Communications to the Board” section below);
•
The Company has a Corporate Code of Ethics that applies to all Company employees, officers and directors, and a Whistleblower Policy with a dedicated website and toll-free helpline that is operated by an independent third party and is available to any employee, supplier, customer, shareholder or other interested third party; and

•	The Company has established Stock Ownership Guidelines that apply to its independent directors and executive officers.

Certain information relating to corporate governance matters can be viewed at ir.smpcorp.com under “Governance Documents.” Copies of the Company’s (1) Corporate Governance Guidelines, (2) charters for the Audit Committee, Compensation Committee, Governance Committee, Strategic Planning Committee, and the Presiding Independent Director, and (3) Corporate Code of Ethics and Whistleblower Policy are available on the Company’s website. Copies will also be provided to any shareholder free of charge upon written request to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101 or via email at financial@smpcorp.com.

Meetings of the Board of Directors and its Committees

In 2020, the total number of meetings of the Board of Directors, including regularly scheduled and special meetings, was eight. All of our directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served during 2020. The Company requires all Board members to attend its Annual Meeting of Shareholders. All directors were present at the 2020 Annual Meeting of Shareholders held on May 19, 2020, except for Roger M. Widmann who was absent due to a medical treatment.

The Board currently has four standing committees. The table below lists each committee, its composition and current chair. Each committee is comprised only of our independent directors, except that Mr. Gethin, a non-independent director, is a member of the Strategic Planning Committee.

Name	Audit Committee	Compensation and Management Development Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Lawrence I. Sills	─	─	─	─
William H. Turner	Chair	Member	Member	Member
John P. Gethin	─	─	─	Member
Pamela Forbes Lieberman	Member	Member	Member	Chair
Patrick S. McClymont	Member	Member	Member	Member
Joseph W. McDonnell	Member	Member	Member	Member
Alisa C. Norris*	Member	Member	Member	Member
Eric P. Sills	─	─	─	─
Richard S. Ward	Member	Member	Chair	Member
Roger M. Widmann*	Member	Chair	Member	Member

*Roger M. Widmann will retire on the date of our 2021 Annual Meeting. The Board of Directors appointed Alisa C. Norris to become Chair of the Compensation Committee following Mr. Widmann’s retirement.

Audit Committee

The Audit Committee is responsible for: (1) recommending to the Board of Directors the engagement of the independent auditors of the Company; (2) reviewing with the independent auditors the scope and results of the Company’s audits; (3) pre-approving the professional services furnished by the independent auditors to the Company; (4) reviewing the independent auditors’ management letter with comments on the Company’s internal accounting control; and (5) reviewing management policies relating to risk assessment and risk management. The Audit Committee held four meetings in 2020.

The Board of Directors has determined that each Audit Committee member is financially literate and independent. In addition, the Board has determined that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise. The Board has also determined that William H. Turner (the Audit Committee’s Chair), Pamela Forbes Lieberman, Patrick S. McClymont and Roger M. Widmann meet the SEC’s criteria for an “audit committee financial expert.”

Compensation and Management Development Committee (“Compensation Committee”)

The Compensation Committee’s functions are to: (1) approve the compensation packages of the Company’s executive officers; (2) administer the Company’s equity incentive plans and other benefit plans; (3) review the Company’s overall compensation policies and practices, including compensation-related risk assessments; (4) review the performance, training and development of Company management in achieving corporate goals and objectives; (5) oversee the Company’s management succession planning; and (6) oversee the Company’s strategies and policies relating to human capital management, including diversity, equity and inclusion. With respect to diversity and inclusion, the Compensation Committee is committed to ensuring that the Company’s management actively seeks candidates who are diverse in terms of race, gender or ethnicity when considering new hires and promotions for all positions, from entry-level to senior leadership. The Compensation Committee held two meetings in 2020.

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages. The Compensation Committee may, at its discretion, solicit the input of our Chief Executive Officer, or any independent consultant or advisor in satisfying its responsibilities. The Compensation Committee may also, at its discretion, form and delegate authority to subcommittees, or it may delegate authority to one or more designated members of the Board or to our executive officers.

Nominating and Corporate Governance Committee (“Governance Committee”)

The Governance Committee’s functions are to assist the Board in discharging and performing the duties and responsibilities of the Board with respect to corporate governance, including:
•
the identification and recommendation to the Board of individuals qualified to become or continue as directors, including through succession planning to ensure the desired mix of experience, qualifications, attributes and skills of the individual members of the Board;

•	the continuous improvement in corporate governance policies and practices;
•	the annual assessment of the performance of the Board and each of its committees through questionnaires and one-on-one assessments with individual members of the Board;
•	the recommendation of members for each committee of the Board;
•	the compensation arrangements for members of the Board;
•	overseeing the Company’s commitment to corporate social responsibility matters, including environmental, social, and governance (ESG) matters; and
•	overseeing the Company’s enterprise risk management policies and procedures, including information security and compliance with applicable laws and regulations concerning privacy.

The Governance Committee held four meetings in 2020. The Governance Committee has the exclusive authority and responsibility to review and recommend to the Board all aspects of director compensation. The Governance Committee may solicit, in its discretion, the input of an independent consultant or advisor in satisfying its responsibilities.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought to complement and enhance the existing board composition. In recommending candidates for election to the Board, the Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. However, in making nominations, the Governance Committee seeks candidates who possess: (1) the highest level of integrity and ethical character; (2) a strong personal and professional reputation; (3) sound judgment; (4) financial literacy; (5) independence; (6) significant experience and proven superior performance in professional endeavors; (7) an appreciation for Board and team performance; (8) the commitment to devote the time necessary for Board activities; (9) skills in areas that will benefit the Board; and (10) the ability to make a long-term commitment to serve on the Board.

The Governance Committee reviews each candidate’s qualifications to determine whether the candidate possesses any of the specific qualities and skills that are desired in members of the Board, taking into account diversity in professional experience, skills and background, race, gender, disability, ethnicity, nationality, religion, and sexual orientation. In particular, the Governance Committee is committed to actively seeking candidates who are diverse in terms of race, gender or ethnicity when developing the pool of candidates to be considered as prospective nominees. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Governance Committee recommends the candidate for consideration by the Board. The Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Shareholders may propose director candidates for consideration by the Governance Committee. For shareholder candidates to be considered, written notice of such shareholder recommendation (a) must be provided to the Secretary of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting, and (b) must contain the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating person’s ownership of Company stock. Both shareholder-proposed candidates and other candidates identified and evaluated by the Governance Committee must comply with the above procedure and meet the qualifications for directors, as outlined in the charter of the Governance Committee and the By-Laws of the Company. To recommend a prospective nominee for the Governance Committee’s consideration, a shareholder must submit the candidate’s name and qualifications to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101.

Strategic Planning Committee

The Strategic Planning Committee’s functions are to assist the Board in discharging and performing its oversight role regarding the Company’s long-term strategic planning and to give guidance to management in creating the Company’s long-term strategic plans. The Strategic Planning Committee held two meetings in 2020.

In fulfilling its role, the Strategic Planning Committee shall, among other things, (1) assist in the development, adoption, and modification of the Company’s current and future strategy; (2) review and assess external developments and other factors affecting the automotive aftermarket and their impact on the Company’s strategy; (3) review and assess the Company’s core competencies with regard to expanding their implementation in attractive markets beyond the automobile aftermarket; and (4) review and advise the Board and management on corporate development and growth initiatives, including acquisitions, joint ventures and strategic alliances.

Board Leadership Structure

The business of the Company is managed under the direction of the Board of Directors of the Company in the interest of the shareholders. The Board delegates its authority to senior management for managing the everyday affairs of the Company. The Board requires that senior management review major actions and initiatives with the Board prior to implementation.

Lawrence I. Sills serves as our Chairman of the Board. As our Chairman, Lawrence I. Sills provides leadership to the Board, leads discussions of strategic issues for the Company, and works with the Board to define its structure and activities in fulfillment of its responsibilities.

Eric P. Sills serves as our Chief Executive Officer and President. As our Chief Executive Officer and President, Eric P. Sills focuses on the day-to-day operations of our business and the implementation of our business strategy to achieve our annual and long-term strategic, financial, organizational and management goals.

William H. Turner serves as our Presiding Independent Director. As our Presiding Independent Director, Mr. Turner serves as the principal liaison between the Chairman and the independent directors and presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors. The Presiding Independent Director has the authority to call meetings of the independent directors and retain outside counsel and other advisors to the extent necessary in the conduct of his duties and responsibilities. The Presiding Independent Director is expected to provide independent oversight of management, while fostering a cohesive Board that cooperates with the Chairman and Chief Executive Officer towards the ultimate goal of creating shareholder value. The Presiding Independent Director is nominated by the Governance Committee and approved by the independent directors of the Board every year, but a director may serve for one or more terms as Presiding Independent Director at the discretion of the Governance Committee. A copy of the charter of the Presiding Independent Director can be viewed at ir.smpcorp.com under “Governance Documents.”

The Board’s Annual Self-Evaluation

The Board of Directors conducts a self-evaluation on an annual basis that is designed to enhance the overall effectiveness of the Board and each of its committees. The evaluation covers the processes, structure, culture and performance of the Board and each of its committees, and the experience, qualifications, attributes and skills of the individual members of the Board. Information is gathered for evaluation through the use of a comprehensive written questionnaire distributed annually, and one-on-one assessments between the Presiding Independent Director and each director periodically over the course of the year. The evaluation process is overseen by the Presiding Independent Director and the Chair of the Governance Committee, who review the results of the evaluation with our independent directors in executive sessions at meetings of the Board. In addition, the Board may engage an independent consultant in connection with its self-evaluation process; however, the Board did not elect to do so in 2020. We believe that the Board’s annual self-evaluation reflects good corporate governance, and has strengthened our Board, each of its committees and individual director performance over time.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company.  In addition, the Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies as well as to consider what level of risk is appropriate for the Company.

The involvement of the Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. As part of its risk oversight function, the Board reviews risk throughout the business, focusing on financial risk, legal/compliance risk and operational/strategic risk, as well as corporate social responsibility matters, including ESG.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Governance Committee oversees information security risks and receives briefings from senior management on related matters at least semi-annually, and more frequently as circumstances warrant. In addition to setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior that is consistent with the Company’s business strategy.

Communications to the Board

Shareholders and other interested parties may communicate with the Board or individual directors, including the Presiding Independent Director, pursuant to the procedures established by the Governance Committee from time to time. Correspondence intended for the Board or an individual director should be sent to the attention of the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101, who will forward it to the members of the Governance Committee. The Governance Committee will have the discretion to distribute only such correspondence to the Board or individual members of the Board that the Governance Committee determines in good faith has a valid business purpose or is otherwise appropriate for the Board or individual member thereof to receive.

Code of Ethics and Corporate Social Responsibility

Our Company was founded in 1919 on the values of integrity, common decency and respect for others. These values continue to this day and are embodied in our Code of Ethics, which has been adopted by the Board of Directors of the Company to promote honest and ethical conduct, and propagate a culture of compliance from the top down. Through our Code of Ethics, we reinforce our commitment to our Company, our employees, our business partners and the communities within which we operate.

In February 2021, we published our inaugural Corporate Social Responsibility and Sustainability Report, in which we discuss some of the specific actions that we have taken to be environmental and socially responsible. Our sustainability report is available at ir.smpcorp.com under “Governance Documents” and is not incorporated by reference into this Proxy Statement.

We believe that our focus on these issues and our desire to be a good corporate citizen strengthens our culture and our company in several important ways, including through the creation of high employee satisfaction resulting in a skilled workforce with low employee turnover, high customer satisfaction resulting in decades-long customer relationships, the assessment and management of risk, the achievement of operating efficiencies and cost reductions, and improved relations with our stakeholders and communities within which we conduct our business.

We had several notable achievements in 2020 relating to environmental, social and governance matters, such as the following:
•	We formed a multi-disciplinary leadership team comprised of our Chief Executive Officer and other executive officers to lead our efforts in this area.
•
We launched the SMPCares® initiative with the goal of positively impacting our communities through volunteerism, community outreach and philanthropy. Our efforts included blood drivers with the American Red Cross, fundraising for the March of Dimes, United Way, Salvation Army and many others, organization donations to local community organizations, hospitals, schools, shelters and universities, and scholarship awards, including our Women in Auto Care scholarship, which aims to empower women entering the automotive industry.

•	We formed a Diversity and Inclusion Taskforce focusing on developing strategies to recruit, train and retain a more diverse and inclusive workforce.
•	We expanded our product offerings to promote a greener car parc.
•	We prevented approximately 4,200 tons of waste from entering landfills, and we recycled approximately 18,200 gallons of used oil.

•
We prioritized employee health and safety, implementing enhanced cleaning procedures and screening protocols, providing protective equipment, establishing remote work arrangements, implementing an emergency employee relief fund, and other operations changes to keep our employees safe.

•
We established management performance, or management by objective (“MBO”), goals for fiscal year 2020 for all employees participating in our annual cash incentive bonus plan, which were designed to incorporate the same MBO goals of our executive officers and align our focus on environmental, social and governance initiatives, among others, from the top down.

We are especially proud of our remanufacturing initiatives by which previously used automotive products are returned to same-as-new, or better, condition and performance. We remanufacture key product categories within our product portfolio, such as air conditioning compressors, diesel injectors and diesel pumps, resulting in the production of premium automotive products within these categories through processes that we believe save energy and reduce waste. We also manufacture and distribute components for the emission control systems of motor vehicles, such as evaporative emission pressure sensors, control solenoids and EGR valves. These components play a critical role in these important systems, which are designed to reduce emissions and improve fuel economy during vehicle operation. You may read more about our environmental initiatives by visiting ir.smpcorp.com under “Environmental & Social Responsibility─Corporate Initiatives”.

We are also proud of the positive impact that the Company and its employees have on our local communities through charitable giving and volunteerism. You may read more about our social initiatives, and our efforts to engage on a local level in the communities within which we operate, by visiting smpcares.smpcorp.com.

Our Corporate Code of Ethics is available at ir.smpcorp.com under “Governance Documents.”

Prohibition on Hedging or Pledging of Company Stock

All directors and employees, including officers, are expressly prohibited from hedging or engaging in any derivative transactions, such as “cashless” collars, forward contracts or equity swaps, to offset any decrease in the market value of the Company’s Common Stock. All directors and employees, including officers, are also expressly prohibited from pledging their shares of Common Stock.

Director Independence

The Board has affirmatively determined that each member of the Board and its committees, other than Lawrence I. Sills, Eric P. Sills and John P. Gethin, is independent. The Board made such determination based upon the definitions and criteria established by the New York Stock Exchange and the SEC for independent board members. In that regard, the Board considered whether any director has, or has had in the most recent three years, any material relationships with the Company, including any affiliation with our independent auditors. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation or family relationship.

Director Compensation

The following table sets forth the compensation paid by the Company to our non-employee directors in 2020.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
William H. Turner	$123,750	$74,340	$ ─	$198,090
Pamela Forbes Lieberman	103,750	74,340	13,086	191,176
John P. Gethin[4]	93,750	74,340	13,086	181,176
Roger M. Widmann*	103,750	74,340	580	178,670
Richard S. Ward	103,750	74,340	─	178,090
Patrick S. McClymont	93,750	74,340	─	168,090
Joseph W. McDonnell	93,750	74,340	─	168,090
Alisa C. Norris	93,750	74,340	─	168,090

*Roger M. Widmann will retire on the date of our 2021 Annual Meeting.
(1)
Includes (a) that portion of the annual cash and equity retainers paid in cash to non-employee directors, and (b) the annual retainer paid to each Chair of our Board Committees and to our Presiding Independent Director.

(2)
Represents the grant date fair value of (a) the Company Common Stock awarded to our non-employee directors as part of their annual retainer, and (b) shares of restricted stock granted to each non-employee director.

The grant date fair value of stock awards is computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
The number of shares of Common Stock covered by outstanding (unvested) stock awards held by each non-employee director at December 31, 2020 are set forth below:
Name	Outstanding (Unvested) Restricted Stock Awards
William H. Turner	1,000
John P. Gethin	1,000
Pamela Forbes Lieberman	1,000
Patrick McClymont	1,000
Joseph W. McDonnell	1,000
Alisa C. Norris	1,000
Richard S. Ward	1,000
Roger M. Widmann	1,000
No directors held option awards outstanding at December 31, 2020.
(3)	Represents the applicable COBRA premiums for medical, dental and vision insurance plan coverage provided to any director less contributions paid by such director.
(4)
The amounts shown in this table do not reflect compensation earned by Mr. Gethin as a consultant of the Company in 2020. Mr. Gethin’s compensation as a consultant is described on page 58 under the heading “Certain Relationships and Related Person Transactions.”

Non-employee directors typically receive an annual cash retainer of $80,000, an annual equity retainer comprised of an award of Common Stock valued at $55,000, and a restricted stock award of 1,000 shares of Common Stock under the 2016 Omnibus Incentive Plan. The cash retainer, or any portion thereof, may be paid in Company Common Stock at the discretion of the director. The cash retainer is typically paid in equal installments on a quarterly basis, and the equity retainer and restricted stock award are typically made on the date of the annual meeting of shareholders.

In April 2020, as part of the cost reduction measures implemented by the Company in response to the impact of the COVID-19 pandemic on our business, the Board of Directors approved to reduce temporarily the non-employee directors’ annual cash and equity retainers, and Committee Chair retainers by 25%. In November 2020, as a result of improvements in the Company’s financial performance, the Board of Directors reinstated the non-employee directors’ annual cash and equity retainers, and Committee Chair retainers, and retroactively restored their compensation.

For the full fiscal year, each non-employee director received an equity retainer comprised of an award of Common Stock valued at $41,250, based on the fair market value of the Company’s Common Stock as of the date of issuance, and a restricted stock award under the 2016 Omnibus Incentive Plan covering 1,000 shares of Common Stock with a grant date fair market value of $33.09 per share, for a total of $33,090. These amounts are included in the “Stock Awards” column in the Director Compensation table above. The restricted stock awards granted to our independent directors vest one year after the grant date, so long as the director remains continuously in office. In the event of a merger of the Company or sale of all or substantially all of the Company’s assets, vesting of all of the shares of restricted stock will accelerate, and such shares will become fully vested. Independent directors were also eligible to receive other types of awards under our 2016 Omnibus Incentive Plan, but such awards were discretionary.

In addition, in 2020, each non-employee director received an annual cash retainer of $80,000, and a cash payment of $13,750 in lieu of Common Stock to restore the director’s equity retainer. In 2020, William H. Turner also received additional annual retainers of $20,000 and $10,000 for his services as our Presiding Independent Director and Chair of the Audit Committee, respectively. Pamela Forbes Lieberman (Chair of the Strategic Planning Committee), Richard S. Ward (Chair of the Governance Committee), and Roger M. Widmann (Chair of the Compensation Committee) each received an additional annual retainer of $10,000 for their services as Chair of their respective Committee. In addition, John P. Gethin, Pamela Forbes Lieberman and Roger M. Widmann were covered under the Company’s medical, dental or vision plans.

During fiscal year 2020, Lawrence I. Sills, our former Executive Chairman, and Eric P. Sills, our Chief Executive Officer and President, received no payment for the fulfillment of their directorial responsibilities (see the Summary Compensation Table for disclosure regarding Lawrence Sills’ and Eric Sills’ executive officer compensation). In January 2021, the Governance Committee approved the payment of a monthly cash retainer of $20,000 to Lawrence Sills for his services as the Chairman of the Board. Mr. Sills will also receive an annual retainer of $25,000 and a monthly allowance for leasing an automobile and reimbursement of related expenses.

In 2020, the Governance Committee engaged the consulting firm, USI Consulting Group, to conduct a study of director compensation in 2021 utilizing comparable peer groups to benchmark the Company’s non-employee director compensation program. Prior to the engagement, the Committee considered factors that could affect the independence of USI Insurance Services, including any business or personal relationships between the consultant and the members of the Committee, and the fact that the consultant provides no services to the Company other than that which it provides under its engagement with the Committee. Based on this review, the Committee determined that the engagement would not create any conflicts of interest.

Policy on Poison Pills

The Company does not have a poison pill and is not presently considering the adoption of such a device. If the Company were ever to adopt a shareholder rights agreement, the Company would seek prior shareholder approval, unless due to time constraints or other reasons, the Board, in the exercise of its fiduciary responsibilities, determines that it would be in the best interests of shareholders to adopt a shareholder rights agreement before obtaining shareholder approval. If the Board were ever to adopt a shareholder rights agreement without prior shareholder approval, the Board would submit such agreement to shareholders for ratification within one year.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during 2020 were independent directors, and no member was an employee or former employee of the Company. During 2020, no executive officer of the Company served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Management Information

All of our officers are appointed by our Board of Directors. The biography of Eric P. Sills is presented in connection with “Proposal No. 1 – Election of Directors”, beginning on page 4 of this Proxy Statement. The following table sets forth the biographies of our other officers as of the date of this Proxy Statement:

James J. Burke Chief Operating Officer & Member of the Office of Chief Executive Age 65
Mr. Burke has served as our Chief Operating Officer since January 2019, and as our Chief Financial Officer from 1999 to September 2019.  Mr. Burke also served as our Executive Vice President Finance from March 2016 to January 2019, our Vice President Finance from 1999 to March 2016, our Director of Finance and Chief Accounting Officer from 1998 to 1999, and our Corporate Controller from 1993 to 1997. Mr. Burke has completed an Executive Education program at Ross School of Business, University of Michigan, and holds an MBA from University of New Haven, and a BBA from Pace University.

Dale Burks Executive Vice President and Chief Commercial Officer & Member of the Office of Chief Executive Age 61
Mr. Burks has served as our Executive Vice President and Chief Commercial Officer since March 2016. Prior to his current appointment, Mr. Burks served as our Vice President Global Sales and Marketing from 2013 to March 2016, our Vice President Corporate Sales and Marketing from 2011 to 2013, our Vice President Temperature Control Division from 2006 to 2011, our General Manager – Temperature Control Division from 2003 to 2006, and in various capacities throughout our Company from 1984 to 2003, including as our Director – Sales & Marketing, Regional Manager and Territory Manager. Mr. Burks has completed Executive Education programs at Ross School of Business, University of Michigan, and Kellogg School of Management, Northwestern University, and holds a BS from Oregon State University.

Nathan R. Iles Chief Financial Officer & Member of the Office of Chief Executive Age 44
Mr. Iles has served as our Chief Financial Officer since September 2019. Prior to his appointment as our Chief Financial Officer, Mr. Iles served as Vice President and Chief Financial Officer at UCI International Holdings, Inc. (“UCI”) from December 2016 to February 2019, Chief Financial Officer of UCI’s ASC/Airtex Performance Pumps business from August 2015 to December 2016, and Vice President Corporate Finance of UCI-FRAM Auto Brands from July 2011 to August 2015. Mr. Iles has also held finance and accounting positions at Sears Holdings Corporation and Deloitte & Touche. Mr. Iles holds an MBA from the University of Chicago Booth School of Business, and a BBA from Eastern Kentucky University. Mr. Iles is a Certified Public Accountant.

Carmine J. Broccole Senior Vice President General Counsel & Secretary Age 55
Mr. Broccole has served as our Senior Vice President General Counsel since March 2016 and as our Secretary since 2006. Mr. Broccole has also served as our Vice President General Counsel from 2006 to March 2016, and as our General Counsel from 2004 to 2006. Prior to such time, Mr. Broccole was a Partner of Kelley Drye & Warren LLP. Mr. Broccole holds a JD from Stanford Law School and a BA from Cornell University, and is a member of the Bars of New York and California.

Thomas S. Tesoro Senior Vice President Human Resources Age 65
Mr. Tesoro has served as our Senior Vice President Human Resources since January 2020. Prior to his current appointment, Mr. Tesoro served as our Vice President Human Resources from 2006 to January 2020. From 1999 to 2006, Mr. Tesoro served as Senior Vice President of Human Resources for Vertrue Inc. Prior to such time, he served in a variety of senior human resources related positions for a number of Fortune 500 companies. Mr. Tesoro holds a JD from Fordham University School of Law and a BS from Fordham University, and is a member of the Bar of New York.

Ray Nicholas Vice President Information Technology & Chief Information Officer Age 57
Mr. Nicholas has served as our Vice President Information Technology since 2006 and as our Chief Information Officer since 2013. From 1990 to 2006, Mr. Nicholas served as the Manager and Director of Information Systems for our Temperature Control Division. Mr. Nicholas completed the Automotive Aftermarket Professional program at University of the Aftermarket, Northwood University, and an Executive Education program at University of Virginia, Darden School of Business, and holds a BS from Northeast Louisiana University.

William J. Fazio Chief Accounting Officer Age 66
Mr. Fazio has served as our Chief Accounting Officer since 2008. From 2007 to 2008, Mr. Fazio served as our Director, Corporate Accounting. From 2001 to 2007, he served as the Corporate Controller and Chief Accounting Officer of Hexcel Corporation. Prior to that time, Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics. Mr. Fazio holds an MBA from Hofstra University and a BS from St. John’s University. Mr. Fazio is also a Certified Public Accountant.

Erin Pawlish Treasurer Age 45
Ms. Pawlish has served as our Treasurer since November 2015. Prior to her appointment as our Treasurer, Ms. Pawlish served as our Financial Director from 2013 to November 2015, and as a Senior Manager at KPMG LLP from September 1998 to December 2012. Ms. Pawlish holds a BBA from Pace University. Ms. Pawlish is also a Certified Public Accountant.

Office of Chief Executive

The Company has established the Office of Chief Executive to strengthen the executive management structure of the Company. The Office of Chief Executive is primarily responsible for the development of policy, strategy and quality assurance, and the provision of leadership. Its functions also include: (a) supporting and providing timely and quality advice to the Chief Executive Officer; (b) promoting the policies of the Company; and (c) improving communications between management, customers, the Board, shareholders and other stakeholders. The Office of Chief Executive is comprised of: (1) Eric P. Sills, our Chief Executive Officer & President; (2) James J. Burke, our Chief Operating Officer; (3) Dale Burks, our Executive Vice President & Chief Commercial Officer; and (4) Nathan R. Iles, our Chief Financial Officer.

Compensation Discussion and Analysis

Overview

This section of our Proxy Statement describes the material components of our compensation program for our “named executive officers.” Under SEC rules, our named executive officers for fiscal year 2020 were:
Lawrence I. Sills Former Executive Chairman of the Board	Dale Burks Executive Vice President & Chief Commercial Officer
Eric P. Sills Chief Executive Officer & President	Nathan R. Iles Chief Financial Officer
James J. Burke Chief Operating Officer	Carmine J. Broccole Senior Vice President General Counsel & Secretary

In this section, we also discuss: (a) our business strategy; (b) our financial and business performance for fiscal year 2020 and its impact on the compensation awarded to our named executive officers; (c) the primary responsibilities of our Compensation Committee; (d) our executive compensation philosophy and the objectives of our executive compensation program; (e) the process followed by our Compensation Committee in arriving at specific compensation policies and decisions; (f) the components of our compensation package and the reasons that we provide each component; (g) the factors considered by our Compensation Committee in arriving at its compensation decisions for 2020; and (h) some additional compensation-related topics.

The Compensation Committee is comprised exclusively of independent directors. In performing its duties, the Compensation Committee may solicit the input of our Chief Executive Officer or any independent consultant or advisor.

Business Strategy and Summary of 2020 Financial and Business Performance

Our core strategy is to be the best full-line, full-service supplier of premium engine management and temperature control products. We pursue this strategy by focusing our efforts on executing our value proposition, growing and diversifying our business, and continuously improving upon our past performance.

In establishing the management performance objectives (or MBO goals) of the annual cash incentive awards of our named executive officers, the Compensation Committee selects MBO goals that are designed to implement this strategy. The MBO goals for fiscal year 2020 covered: (a) margin improvement in certain product categories; (b) the achievement of specific growth and diversification initiatives in the automotive aftermarket and original equipment markets; (c) the implementation of the Company’s risk identification, management and mitigation strategies in response to the COVID-19 pandemic and its impact on our business and operations; and (d) initiatives relating to good corporate citizenship and environmental, social and governance (ESG) issues, which included the matters outlined above under the heading “Code of Ethics and Corporate Social Responsibility”, and the enhancement of our reporting and disclosure of ESG policies and practices.

In determining the total compensation paid to our named executive officers in 2020, as compared to 2019, the Compensation Committee considered the successful execution of these initiatives and senior management’s skill and resourcefulness in navigating the extraordinary challenges of the COVID-19 pandemic, as well as the Company’s financial results. Our earnings from continuing operations for 2020 were $80.4 million or $3.52 per diluted share, an increase of $11.3 million or approximately 16%, compared to $69.1 million or $3.03 per diluted share for 2019.

We believe that the compensation of each of our named executive officers for 2020 was reasonable and appropriate, and aligned with the Company’s financial and business results in 2020.

2020 Executive Compensation Actions

Our Compensation Committee took into account a number of factors in determining executive compensation for 2020, including our business strategy, financial and business results, management performance and competitive data. In light of these considerations, the Compensation Committee made the following executive compensation decisions for fiscal year 2020:
•
Established management performance, or management by objective (“MBO”), goals for fiscal year 2020 under our annual cash incentive bonus plan that were designed to execute the Company’s business strategy. In response to the COVID-19 pandemic, in April 2020, the Compensation Committee approved modifications to the 2020 MBO goals to address the Company’s risk identification, management and mitigation strategies relating to the pandemic.

•
Established a company-level financial performance measure for fiscal year 2020 under our annual cash incentive bonus plan, which is based on the year-over-year improvement in the weighted average of our earnings per share over a three-year period.

•	Awarded base salary pay increases to our named executive officers that reflected the individual performance and responsibilities of our executives.
•
Granted annual awards of restricted stock and performance shares to our named executive officers that were consistent with our compensation philosophy and the Compensation Committee’s assessment of individual performance and expected future contributions.

•	Granted long-term restricted stock to certain of our named executive officers as a long-term retention tool.

We believe that our executive compensation program is reasonable, competitive and focused on pay for performance principles. In particular, we believe that our compensation program is designed to reward our executives for their achievement of both short- and long-term performance goals that effectively carry out the Company’s business strategy and result in the creation of shareholder value.

Through equity incentives and stock ownership requirements, we also align the interests of our executives with those of our shareholders and the long-term interests of the Company. We have not engaged in any of the most frequently criticized pay practices such as re-pricing of stock options or SARs without shareholder approval, excessive perquisites or tax gross-ups, or agreements with change-in-control provisions unreasonably favorable to our executives. Our executive compensation policies have enabled the Company to attract and retain talented and experienced executives and have benefited the Company over time.

Say-on-Pay Vote

At our 2020 Annual Meeting, our shareholders had the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation paid to our named executive officers in 2019 (referred to as a “say-on-pay” vote).

Our say-on-pay proposal was approved by approximately 99% of the votes cast at the 2020 Annual Meeting, demonstrating near unanimous support from among the votes cast for our compensation program. The Compensation Committee views this result as confirmation that our compensation program, including our emphasis on pay-for-performance, is structured and designed in alignment with shareholder interests. Accordingly, we did not make any material changes to our executive compensation program as a result of the 2020 vote.

Because our shareholders expressed a preference for an annual say-on-pay vote, our shareholders have the opportunity at our 2021 Annual Meeting to vote on a non-binding, advisory basis, to approve the compensation paid to our named executive officers in 2020.

Primary Responsibilities of our Compensation Committee

Our Compensation Committee is responsible for, among other things:
•
reviewing the overall goals, policies, objectives and structure of our executive compensation and benefit programs and assessing whether any of the components thereof may present unreasonable risks to the Company;

•	approving the compensation packages of the Company’s Chief Executive Officer and our other executive officers; and
•	administering our equity incentive plans.

Compensation Philosophy and Primary Objectives

Philosophy. The Compensation Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Compensation Committee believes that the compensation paid to executives should be structured to provide our executives with meaningful rewards, while maintaining alignment with shareholder interests, corporate values and management’s strategic initiatives.

In accordance with this philosophy, the Compensation Committee believes that the executive compensation program should consist of a mix of base salary, annual cash incentive compensation, long-term incentive compensation (that may include cash or equity components, in the Compensation Committee’s discretion), perquisites and other benefits.

The Compensation Committee uses its judgment and discretion in establishing compensation and strives to avoid the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives. Our equity programs, combined with our executive share ownership requirements, reward long-term stock performance. In particular, our contingent performance share awards, which vest only at the end of a three-year performance period, reward longer-term financial and operating performance.

Objectives. The Compensation Committee generally considers the following objectives in establishing compensation programs and setting pay levels:
•	providing the Company with the ability to attract, motivate and retain exceptional talent whose abilities and leadership skills are critical to the Company’s long-term success;
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maintaining a significant portion of each executive’s total compensation at risk, tied to achievement of annual and long-term strategic, financial, organizational and management performance goals, that are intended to improve shareholder return;

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providing variable compensation incentives directly linked to the performance of the Company and improvement in shareholder return so that executives manage from the perspective of owners with an equity stake in the Company;

•	ensuring that our executives hold Company Common Stock to align their interests with the interests of our shareholders; and
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ensuring that compensation and benefit programs are both fair and competitive in consideration of each executive’s level of responsibility and contribution to the Company and reflect the size and financial resources of the Company in order to maintain long-term viability.

Compensation Process

How We Set Compensation. On an annual basis, the Compensation Committee reviews and approves the compensation of our named executive officers, including the amounts of salary, cash incentive awards and equity-based compensation provided to each executive. In determining total executive compensation packages, the Compensation Committee generally considers various measures of Company and industry performance including revenue, operating income, gross margin and total shareholder return. The Compensation Committee does not assign these performance measures relative weights. The Compensation Committee considers these performance measures as good indicators of Company performance and exercises its business judgment in determining compensation after considering all of these measures, collectively, as well as taking into account the market data and peer group information discussed below.

The Compensation Committee also evaluates the total compensation of each executive, and each element of compensation separately, to ensure that it will be effective in motivating, retaining and incentivizing the executive. The Compensation Committee’s evaluation takes into consideration, among other factors, each executive’s individual performance, both in general and against specific goals and targets established for the executive, and the desire to maintain internal pay equity and consistency among our executives.

Our named executive officers generally participate in the same executive compensation plans and arrangements available to our other executive officers. The Compensation Committee divides executive officers into three separate categories for the purposes of establishing the levels of cash and equity incentive awards. Each category consists of one or more officers who are grouped together for incentive compensation purposes and receive the same target incentive awards. For example, with respect to our annual restricted stock awards, our former Executive Chairman and members of the Office of Chief Executive are in the first category; our Senior Vice President General Counsel is in the second category; and our other executives are in the third category. One purpose of the categories is to equalize incentive opportunities for individuals with similar levels of responsibility. This practice is intended to improve internal pay equity among our executives. Considerations of internal pay equity among executives are also factored into the Compensation Committee’s consideration of the market data and peer group information discussed below with respect to base salary and target bonus compensation.

Benchmarking. In establishing total compensation for our executives, the Compensation Committee generally targets the median of the market, which it considers to be equivalent to the domestic market for executive talent within U.S. industrial companies with gross revenues in the approximate range of $500 million to $1 billion. Our Senior Vice President Human Resources conducts periodic benchmark reviews within the above-referenced market of the aggregate level of executive compensation, as well as the mix of elements used to compensate executive officers at such companies, and provides this market data to the Compensation Committee for its consideration. The Compensation Committee believes that compensation targeted at the median of the market reflects consideration of our shareholders’ interests in paying what is necessary, but not significantly more than necessary, to achieve our corporate goals.

In addition, the Compensation Committee also reviews the practices of specific peer group companies to compare the Company’s compensation programs with other manufacturing companies of comparable size and stature. Our Chief Executive Officer and other members of management provide input on the selection of the peer group companies, and the Compensation Committee makes the final determination of which companies to include. Executive compensation information for the market data and peer group companies is compiled by management from proxy statements and other public filings, as well as surveys and other databases to which we subscribe, such as those from Aon and ADP. The Compensation Committee may, from time to time, engage an independent consultant to establish comparable peer groups to benchmark the Company’s executive compensation program. However, the Compensation Committee did not engage an independent consultant to review executive compensation in 2020.

Our Compensation Committee believes that benchmarking is a useful tool because it is a reflection of the market in which we compete for talent and provides credibility for our compensation programs with both our employees and our shareholders. The Compensation Committee also reviews this information for context and a frame of reference for decision-making; but it is not the sole source of information on which executive compensation is determined. Other factors such as internal equity, individual and business performance, and the perceived degree of alignment between the job duties of our executive with the benchmark job description to which his or her compensation is being compared are also considered.

Role of Management. The Compensation Committee seeks and considers input from senior management in many of its decisions. Annually, our Chief Executive Officer reviews with the Compensation Committee annual salary, annual incentive plan targets and long-term incentive compensation for each of our executives (excluding our CEO). In addition, following the end of each fiscal year, our Chief Executive Officer evaluates each executive officer’s performance for the prior fiscal year (other than his own performance) and discusses the results of his evaluations with the Compensation Committee. Other members of the Office of Chief Executive assist in the evaluations for those officers reporting to them. In addition to considering an individual’s attainment of the business goals and objectives established for him or her by the Compensation Committee for the prior year, the Chief Executive Officer’s evaluations of each executive officer’s performance may be based in part upon subjective factors, including the Chief Executive Officer’s evaluations of the contributions made by the executive officer to the Company’s overall results and achievement of its strategic goals. These evaluations include consideration of the level of responsibility of each executive officer and the percentage of total Company revenue and/or expense that each individual officer is responsible for, where applicable. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary and incentive plan targets as part of the compensation package for each executive officer (other than himself) for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines the compensation for all executive officers for the next fiscal year, considering the recommendations from the Chief Executive Officer, as well as the benchmark and peer group information described above and any other information available to it that it considers relevant. The Compensation Committee discusses the recommendations of the Chief Executive Officer in executive session without any members of management present and may modify the Chief Executive Officer’s recommendations when approving final compensation packages.

Tally Sheets. When reviewing executive compensation, the Compensation Committee has historically reviewed management-provided materials which highlight the base salary, target cash incentive award, and actual cash incentive award to each of our executive officers for prior fiscal years. The Compensation Committee uses this information to review compensation trends, to compare increases or decreases year over year, and to ensure that compensation decisions are made with a view to the total compensation package awarded to each executive officer over time. No specific weight is assigned by the Compensation Committee to the tally sheets or any specific items which may appear on such tally sheets.

Risk Management Considerations. As mentioned earlier, the Compensation Committee strives to avoid the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives. The Compensation Committee structures our cash incentive awards and equity incentive awards as highlighted below to promote the creation of long-term value and discourage behavior that may lead to excessive risk:
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The Company’s annual cash incentive award (as more fully described under “Elements of Compensation – Annual Cash Incentive Awards” below) is based in part on company-level financial performance, designed to align executive compensation to year-over-year improvements in corporate performance and increases in shareholder value. This portion of the cash incentive award is structured such that, year-over-year improvements that are favorable for the Company’s shareholders, are also made favorable for our executives whose compensation is based on the achievement of those improvements. In addition, an executive’s actual award is capped on an annual basis at 200% of the applicable target, no matter how much financial performance exceeds the range established for the award, thereby limiting the incentive for excessive risk-taking. However, any award in excess of the 200% target may be carried forward into the following year, subject to the risk of forfeiture depending upon the following year’s performance. In addition, since these awards are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his own compensation through excessive risk taking is constrained.

•
The target company-level financial performance award represents 70% of an executive’s total target cash incentive award in any year. Management performance, or MBO bonuses (as more fully described under “Elements of Compensation – Annual Cash Incentive Awards” below), which are based upon the achievement of management goals and objectives, and thus are more susceptible to individual risk taking, represent only 30% of an executive’s total target cash incentive award, thus reducing the incentive for any executive to take excessive risks.

•
The measures used to determine whether performance share awards vest are based on at least three years of financial performance. The Compensation Committee believes that the longer performance period encourages executives to attain sustained performance over several years, rather than performance in a single annual period.

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Restricted stock awards generally vest at the end of a three year or longer period and an executive must hold any vested restricted stock (except long-term retention awards) for an additional two-year period following vesting pursuant to the terms of our Stock Ownership Guidelines, thereby encouraging executives to look to long-term appreciation in equity values.

Elements of Compensation

Base Salary. The Compensation Committee generally reviews base salaries for executive officers at the beginning of each fiscal year. Annual salary is based upon an evaluation of each individual’s performance, an executive’s level of pay compared to that for similar positions at peer group companies, the responsibilities of the position, the experience of the individual, internal pay equity considerations, and Company performance. Base salaries may also be adjusted at the time of a promotion, upon a change in level of responsibilities, or when competitive circumstances may require review.

We believe that our base salaries are an important element of our executive compensation program because they provide our executives with a steady income stream that is not contingent upon our overall performance or shareholder return. We believe that maintaining base salary amounts generally in the median to 75% range of our peer group minimizes competitive disadvantage, while avoiding paying amounts in excess of what we believe to be necessary to motivate executives to meet corporate goals.

Annual Cash Incentive Awards. The Compensation Committee utilizes annual cash incentive awards to reward each of our executive officers based on the executive’s achievement of management performance objectives (or MBO goals), and the Company’s achievement of year-over-year improvement in the weighted average of our earnings per share over a three-year period. Our annual cash incentive awards are designed to more immediately reward our executives for their performance during the most recent year. We believe that the immediacy of these cash awards, in contrast to our equity awards which vest over a three year or longer period of time, provide a significant incentive to our executives to achieve their respective management objectives and, thus, our company-level objectives. We believe our cash awards are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.

Our cash incentive awards utilize a target that is a percentage of each executive officer’s total cash compensation for the fiscal year. The target is set at levels that are approximately 32% - 39% of an executive’s expected total cash compensation for the year. They are set at levels which, assuming achievement of 100% of the applicable target amount, the Compensation Committee believes are likely to result in an annual cash award at or near the median for target cash awards in the market. Actual awards may be higher or lower, however, based upon the degree of achievement of MBO goals and company-level financial performance.

Management Performance. At the beginning of each year, the Compensation Committee reviews and approves a detailed set of MBO goals for our executives (which are generally aligned with the Company’s short-term and long-term strategic goals) initially prepared by management. At the beginning of the following year, the Compensation Committee determines, in its discretion, with the input of the Chief Executive Officer, the level of achievement of each MBO goal by our executives during the prior year and the percentage of the target MBO award earned by such executives. The target MBO award represents 30% of an executive’s total target cash incentive award for the applicable year.

Company-Level Financial Performance. With respect to company-level financial performance, the Company utilizes performance measures to align closely executive compensation to year-over-year improvements in corporate performance and increases in shareholder value. The target company-level financial performance award represents 70% of an executive’s total target cash incentive award for the applicable year. For 2020, the performance measure selected by the Compensation Committee was based on the year-over-year improvement in the weighted average of our earnings per share over a three-year period, where the most recent year of the three-year period is weighted more heavily than the prior two years (referred to as “Weighted Average EPS”).

In addition, in order to promote longer-term shareholder improvement and to keep part of an executive’s cash incentive award at risk, the company-level financial performance award is capped on an annual basis at 200% of the applicable target. To the extent that an executive could have received an award in excess of the cap, the excess amounts are carried forward into the next year’s calculation of an executive’s award. However, any award that is carried forward is subject to risk of forfeiture depending upon the following year’s performance.

Long-Term Equity Incentive Programs. As part of the Company’s compensation program, the Compensation Committee grants equity awards to the Company’s executive officers. We believe that equity awards provide our executive officers with a strong link to our long-term performance goals, create an ownership culture, and closely align the interests of our executive officers and our shareholders. In addition, the vesting feature of our equity awards is designed to aid officer retention because this feature provides an incentive to our executive officers to remain in our employ throughout the vesting period, which is typically three years or longer. In determining the size and type of equity awards granted to our executive officers in 2020, the Compensation Committee awarded different amounts to: (a) our former Executive Chairman and members of the Office of Chief Executive; (b) our Senior Vice President General Counsel; and (c) our other executives, in recognition of their differing levels of responsibility. The specific amounts awarded were based on recommendations of management, but the Compensation Committee had discretion to award different amounts. The Compensation Committee may also consider our company-level performance, the applicable executive officer’s performance, the amount of equity previously awarded to the applicable executive officer, the vesting of such prior awards, and the recommendations of management and any other advisor that the Compensation Committee may choose to consult.

 Our primary form of equity compensation consists of restricted stock awards and performance share awards. We believe that these awards provide a motivating form of incentive compensation, while permitting us to issue fewer shares than stock options. Because shares of restricted stock have a defined value at the time the restricted stock awards are issued, restricted stock awards are often perceived as having more immediate value than stock options, which have a value less easily determinable when issued. In addition, we provide performance shares to our executive officers because we believe that their contributions to the Company have a direct relationship to the achievement of the Company’s strategic goals.

We grant our executive officers two types of restricted stock (standard awards and long-term retention awards) and performance shares generally once per year at a regularly scheduled meeting of the Board. Our 2016 Omnibus Incentive Plan also permits us to grant incentive and nonqualified stock options, stock appreciation rights, restricted stock units, and other stock-based awards to our officers, directors, employees and consultants. However, our Compensation Committee currently intends to grant only restricted stock and performance shares under the 2016 Omnibus Incentive Plan.

Each standard restricted stock award issued under our 2016 Omnibus Incentive Plan is subject to a three-year vesting period. Each long-term retention restricted stock award issued under our 2016 Omnibus Incentive Plan is subject to an incremental vesting period based upon the participant reaching the age of 60 (25% vests), 63 (25% vests) and 65 (balance vests). If an executive officer ceases employment before the end of any vesting period, he or she forfeits the entire unvested portion of the restricted stock award. Restricted stock awards may become immediately vested in full in the event of death, retirement at or after age 65, total disability (as determined by the Compensation Committee in its sole discretion), or upon a “change in control” of the Company. Grants of long-term retention restricted stock awards to participants over the age of 65 are subject to a one-year vesting period.

We also award our executive officers performance shares in amounts comparable to the number of shares of standard restricted stock awards issued to such executives, although the actual number of performance shares ultimately issued to an executive may be higher or lower, depending upon the level of achievement of the applicable performance goals. A new performance period begins each January 1 and ends three years later on December 31. As a result, up to three performance periods may overlap in any given year. The level of earnings from continuing operations is tied to financial goals contained in the Company’s three-year strategic plan, which is updated annually and approved by our Board. The Compensation Committee selected this performance measure because improvement in earnings from continuing operations is a key strategic focus for the Company and is believed to help the Company achieve higher margins, stronger cash flow and debt reduction.

The performance share awards are subject to a three-year vesting period. If an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award is forfeited. The performance goals are scaled so that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved.

It is our policy to ensure that we do not grant equity awards in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant.

Defined Contribution Plan. The Company has established a defined contribution Supplemental Executive Retirement Plan (SERP) for our executive officers (and other eligible employees). The purpose of this plan is to enable the executive officers to supplement their benefits under the Company’s Profit Sharing 401(K) Capital Accumulation Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. Eligible employees may irrevocably elect to defer receipt of a portion of their annual base salary and annual bonus payments earned in that plan year up to a maximum of 50% of their annual base salary and 100% of their annual bonus payments. In addition, the Company generally makes an annual cash contribution into the SERP on behalf of each participant.

Defined Benefit Pension Plan. The Company maintains a defined benefit unfunded Supplemental Executive Retirement Plan. The benefits under this plan are in addition to any benefits payable to participants under the Company’s Profit Sharing 401(K) Capital Accumulation Plan and the defined contribution SERP. As of the date of this Proxy Statement, there are no participants in the defined benefit Supplement Executive Retirement Plan.

ESOP. Our executive officers are eligible to receive Company Common Stock pursuant to our Employee Stock Ownership Plan, which is available for all eligible employees. This stock grant plan gives our executives an opportunity to share directly in the growth of the Company through stock ownership. The Company’s stock contributions for a particular calendar year are made in the first quarter of such year. Under the plan, each participant is subject to a six-year vesting schedule.

Compensation Actions for 2020

After careful analysis, the Compensation Committee determined to use the following companies for peer group comparisons in setting 2020 compensation:
Altra Industrial Motion Corp.	EnPro Industries, Inc.	Modine Manufacturing Co.
CIRCOR International, Inc.	Gentherm Inc.	Stoneridge Inc.
Columbus McKinnon Corp.	LCI Industries, Inc.	SunCoke Energy, Inc.
Dorman Products, Inc.	NN, Inc.	Tennant Company

In determining executive compensation for 2020, our Compensation Committee evaluated and made its determinations in the context of the Company’s 2019 financial and business performance and the business conditions of the automotive aftermarket generally at the time. The Compensation Committee also took into consideration each executive’s performance of their respective prior year’s MBO objectives and the Company’s ability to continue to make changes and introduce strategic initiatives critical to positioning the Company for future long-term growth.

In February 2021, with advice from its independent compensation consultant, USI Consulting Group, the Compensation Committee re-evaluated and updated the composition of its peer group for purposes of benchmarking the Company’s executive compensation program.  For 2021, the peer group will be comprised of the following companies:

CIRCOR International, Inc.	EnPro Industries, Inc.	Methode Electronics Inc.
Columbus McKinnon Corp.	Gentherm Inc.	Modine Manufacturing Co.
Cooper-Standard Holdings Inc.	Lawson Products Inc.	Shyft Group Inc.
CTS Corp.	Lydall, Inc.	Stoneridge, Inc.
Dorman Products, Inc.	Meritor Inc.

Base Salary. Based on the foregoing, in February 2020 the Compensation Committee approved salary modifications for our executives for 2020. In April 2020, as part of the cost reduction measures implemented by the Company in response to the impact of the COVID-19 pandemic on our business, the Board of Directors approved to reduce temporarily the base salaries of our former Executive Chairman and members of the Office of Chief Executive by 25%, and our other executives by 10%. In November 2020, the Board of Directors reinstated the base salaries of our executives as a result of the Company’s financial performance in 2020.

In addition, in view of the executives contributions to the Company as well as to motivate and assist in the retention of these individuals, in February 2021 the Compensation Committee set the salaries of the following named executive officers to the levels indicated: Eric P. Sills, $668,000; James J. Burke, $655,000; Dale Burks, $541,000; Nathan R. Iles, $518,000; and Carmine J. Broccole, $495,000.

Annual Cash Incentive Awards. The Compensation Committee established the following MBO goals for our named executive officers in 2020 for the purpose of determining the MBO portion of their annual cash incentive award: (a) margin improvement in certain product categories; (b) the achievement of specific growth and diversification initiatives in the automotive aftermarket and original equipment markets; (c) the implementation of the Company’s risk identification, management and mitigation strategies in response to the COVID-19 pandemic and its impact on our business and operations; and (d) the achievement of initiatives relating to good corporate citizenship and environmental, social and governance (ESG) issues, which included the matters outlined above under the heading “Code of Ethics and Corporate Social Responsibility”, and the enhancement of our reporting and disclosure of ESG policies and practices. In February 2020, the Compensation Committee determined that the named executive officers had successfully attained their MBO goals, and as a result, authorized cash incentive awards at 150% of the target MBO award for 2020.

The Compensation Committee also approved a year-over-year improvement in our Weighted Average EPS as the performance measure for 2020 for the purpose of determining company-level financial performance awards. Based on the year-over-year improvement in our Weighted Average EPS, and the payout scale established by the Compensation Committee, our named executive officers were entitled to receive cash incentive awards at 189% of the target company-level financial performance award for 2020.

The total amount of all cash incentive awards earned in 2020 is reflected in the Summary Compensation Table. For further discussion of this performance measure, see “Elements of Compensation–Annual Cash Incentive Awards” above.

Restricted Stock Awards. In 2020, the Compensation Committee awarded the following shares of restricted stock (standard awards): (a) 2,000 shares to each of Lawrence I. Sills, our former Executive Chairman, Eric P. Sills, our Chief Executive Officer, James J. Burke, our Chief Operating Officer, Dale Burks, our Chief Commercial Officer, and Nathan R. Iles, our Chief Financial Officer; and (b) 1,500 shares to Carmine J. Broccole, our Senior Vice President General Counsel. These restricted stock awards vest after three years. The amount of these restricted stock awards was based upon the Compensation Committee’s subjective evaluation of each executive’s contribution to the Company during 2020, as well as their respective levels of responsibility.

In addition, in 2020 the Compensation Committee awarded the following shares of restricted stock (long-term retention awards) 2,500 shares to each of Dale Burks, Nathan R. Iles and Carmine J. Broccole. These awards vest in increments when the executive reaches the ages of 60 (25% vests), 63 (25% vests) and 65 (balance vests), respectively. The Compensation Committee granted these restricted stock awards as a long-term retention tool and to incentivize executive performance through a long-term capital accumulation award.

Performance Share Awards. In 2020, the Compensation Committee also awarded performance shares to our named executive officers with each receiving a targeted share amount equal to the number of shares of standard restricted stock awards issued to such executive, although actual award payouts may vary from 0% to 200% of the target award amount, depending upon the level of achievement of the performance goal for the three-year measurement period. In order for a named executive officer to receive an actual payout of all or a portion of the performance shares awarded in 2020, the Company must achieve earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three year period from January 1, 2020 to December 31, 2022, of approximately $249.5 million (i.e., the threshold amount) or more, with a maximum award resulting from achievement of earnings from continuing operations of approximately $374.2 million or more during the specified period.

In 2017, performance shares were awarded to each of our named executive officers in accordance with the same practices described above. In order for an executive to receive an actual payout of all or a portion of the 2017 performance shares, the Company needed to achieve earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three year period from January 1, 2017 to December 31, 2019, of approximately $280.3 million (i.e., the threshold amount) or more, with a maximum award resulting from achievement of earnings from continuing operations of approximately $420.4 million or more during the specified period. The threshold for issuance of performance shares was not met at the end of the three-year measuring period; therefore, no performance shares were issued in 2020.

Clawback Policy

In March 2011, the Compensation Committee instituted a “clawback” policy with respect to incentive-based compensation. The clawback policy provides that, in the event of a restatement of the Company’s financial results due to a material noncompliance with any financial reporting requirements, the Compensation Committee is entitled to recover from current and former executive officers any incentive-based compensation that would not otherwise have been awarded to such persons under the as-restated financials during the three years preceding the date of the restatement. The Compensation Committee will reevaluate and, if necessary, revise the Company’s clawback policy to comply with the Dodd-Frank Act once the rules implementing the clawback requirements have been finalized by the SEC.

Stock Ownership Guidelines

To align directly the interests of executive officers with the interests of our shareholders, we established stock ownership guidelines for our executive officers. Our stock ownership guidelines provide that executive officers are expected to own and hold a number of shares of Company Common Stock with a value that represents: (a) six times the base salary, with respect to our Chief Executive Officer, (b) 100 percent of the base salary, with respect to our Chief Operating Officer, Chief Financial Officer and any Executive Vice President, (c) 50 percent of the base salary, with respect to any Senior Vice President, and (d) 30 percent of their base salary, with respect to each of our other executive officers of the Company. Stock ownership levels are expected to be achieved by each executive officer within a period of time determined at the discretion of the Compensation Committee.

Our stock ownership guidelines also include a mandatory stock holding period policy which requires our executive officers to hold for a period of two years any stock acquired by them upon the exercise of stock options or lapse of restrictions on restricted stock or performance shares, net of the funds necessary to pay the exercise price of stock options or for payment of applicable taxes. The mandatory stock holding period does not apply to long-term retention restricted stock awards.

Termination-Based Compensation

In December 2001, we entered into a change in control or severance agreement with James J. Burke, our Chief Operating Officer. Neither our Chief Executive Officer nor any of our other executive officers has a change in control or severance agreement. As discussed in more detail under “Severance and Change of Control Arrangements” below, Mr. Burke is entitled to severance payments and continued health and life insurance coverage for a limited period of time, among other benefits, upon the termination of his employment pursuant to his Severance Compensation Agreement.

The Compensation Committee may adopt and maintain such agreements where it believes the arrangement will protect the interests of senior executives when a potential change of control could affect their job security. Since the agreements mitigate any concern these executive officers may have in connection with a termination of their employment by us, or a potential loss of employment as a result of a change in control, they promote the interests of shareholders by assuring that these executive officers focus on evaluating opportunities that are in our best interests, without concentrating on individual personal interests.

In addition, as discussed in more detail under “Severance and Change of Control Arrangements” below, our executive officers are eligible to receive termination-related benefits under the Company’s Supplemental Executive Retirement Plan. Our 2006 Omnibus Incentive Plan and 2016 Omnibus Incentive Plan also contain provisions that would accelerate the vesting of restricted stock upon certain events, including a change of control of the Company. We believe these severance and change of control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Limitations on Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits our ability to claim a tax deduction for individual compensation paid to our executive officers that exceeds $1 million in any taxable year. In approving the amount and form of compensation for the Company’s executive officers, the Compensation Committee considers the potential impact of Section 162(m), in addition to those factors discussed more fully in our “Compensation Discussion and Analysis” section above, under the heading “Compensation Philosophy and Primary Objectives”.

Perquisites and Other Benefits

We provide our executive officers certain perquisites and other benefits. We provide these benefits as an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. The primary perquisite for our executive officers is an allowance for leasing an automobile and reimbursement of related expenses. In addition, our executives are also offered broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, accidental death and dismemberment insurance, Profit Sharing 401(K) Capital Accumulation Plan, and ESOP.

Cautionary Statement

The information appearing in this Compensation Discussion and Analysis, and elsewhere in this Proxy Statement, as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance shareholder value. This information is not related to the Company’s expectations of future financial performance, and should not be mistaken for or correlated with any guidance that may be issued by the Company regarding its future earnings, free cash flow or other financial measures.

Report of the Compensation and
Management Development Committee

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement and that it be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation and Management Development Committee

Roger M. Widmann (Chair)	Alisa C. Norris
Pamela Forbes Lieberman	Patrick S. McClymont
William H. Turner	Richard S. Ward
Joseph W. McDonnell

Executive Compensation and Related Information

The following table sets forth the annual compensation paid by the Company during fiscal years 2020, 2019 and 2018 to our “named executive officers.” Under SEC rules, our named executive officers were: Lawrence I. Sills, former Executive Chairman; Eric P. Sills, Chief Executive Officer & President; James J. Burke, Chief Operating Officer; Dale Burks, Executive Vice President & Chief Commercial Officer; Nathan R. Iles, Chief Financial Officer; and Carmine J. Broccole, Senior Vice President General Counsel & Secretary.

Summary Compensation Table for 2020

Name and Principal Position	Year	Salary (1)	Bonus (2)		Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Lawrence I. Sills	2020	$425,000	$	─	$144,280	$470,031	$62,349	$1,101,660
Former Executive Chairman	2019	412,000		─	157,520	303,924	45,519	918,963
of the Board	2018	400,000		─	146,520	138,025	48,706	733,251

Eric P. Sills	2020	$647,000	$	─	$144,280	$739,633	$107,655	$1,638,568
Chief Executive Officer &	2019	619,000		─	157,520	465,310	82,185	1,324,015
President	2018	600,000		─	146,520	212,006	85,831	1,044,357

James J. Burke	2020	$637,000	$	─	$144,280	$721,896	$100,134	$1,603,310
Chief Operating Officer	2019	619,000		─	157,520	465,310	74,843	1,316,673
	2018	590,000		963,000	146,520	207,590	77,548	1,984,658

Dale Burks	2020	$525,000	$	─	$234,480	$590,642	$76,247	$1,426,369
Executive Vice President &	2019	510,000		─	237,840	380,494	64,684	1,193,018
Chief Commercial Officer	2018	495,000		─	222,560	172,807	67,825	958,192

Nathan R. Iles	2020	$503,000	$	─	$234,480	$571,131	$224,537	$1,533,148
Chief Financial Officer	2019	148,333		─	257,920	94,240	61,472	561,965

Name and Principal Position	Year	Salary (1)	Bonus (2)		Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Carmine J. Broccole	2020	$480,000	$	─	$198,410	$391,988	$68,275	$1,138,673
Senior Vice President	2019	465,000		─	198,460	253,270	52,615	969,345
General Counsel & Secretary	2018	452,000		─	185,930	114,837	55,988	808,755

(1)
With respect to Nathan Iles, the amount in this column for 2019 represents that portion of his annual base salary of $500,000 that he earned following his appointment as Chief Financial Officer in September 2019.

(2)
The amount in this column represents the retention bonus earned by James Burke pursuant to his Retention Bonus and Insurance Agreement, which expired in 2018. The Company has no further obligations to Mr. Burke under the agreement.

(3)
The amounts in this column represent the grant date fair value of stock awards in the applicable year computed in accordance with ASC Topic 718 for restricted stock awards and performance share awards. The fair value of the performance share awards assumes the achievement of the target level of performance shares as the probable outcome. Assuming the achievement of the maximum level of performance shares, the above amounts for each person would be increased by the following fair value amounts in each of 2020, 2019 and 2018, respectively: $72,140, $78,760 and $73,260 for Lawrence Sills, Eric Sills, James Burke, Dale Burks and Nathan Iles, and $54,105, $59,070 and $54,945 for Carmine Broccole. The amounts listed in the table do not reflect whether the named executive officers have actually realized a financial benefit from these awards. For a discussion of the valuation assumptions, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” below for more information regarding our stock awards. In accordance with SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions.

(4)
The amounts in this column constitute annual cash incentive awards. The annual cash incentive award granted to Nathan Iles was pro-rated for 2019 based on his appointment as Chief Financial Officer in September 2019. See “Grants of Plan-Based Awards” below for more information regarding annual incentive bonus awards.

(5)
The amounts in this column represent car allowances for leased automobiles, Company contributions to the Profit Sharing 401(K) Capital Accumulation Plan, ESOP and SERP programs on behalf of the named executive officers, and relocation benefits paid to Nathan Iles in 2019 and 2020 in the amount of $59,692 and $174,492, respectively, for establishing a new residence in the New York City area following his appointment as Chief Financial Officer in September 2019. The Company contributions that were earned in 2020 (but paid in March 2021) into the individual 401(K), ESOP and SERP accounts of our named executive officers are set forth below:

Name	401(K)	ESOP	SERP
Lawrence Sills	$18,525	$6,176	$36,887
Eric Sills	$18,525	$6,176	$68,708
James Burke	$18,525	$6,176	$67,878
Dale Burks	$18,525	$6,176	$51,545
Nathan Iles	$18,525	$4,041	$25,957
Carmine Broccole	$18,525	$6,176	$37,248

Excluding the SERP contributions and the relocation benefits described above, the amount attributable to each perquisite for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such officer.

The following table sets forth certain information with respect to plan-based awards granted to the named executive officers during 2020.

Grants of Plan-Based Awards for 2020

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#) (3)	Grant Date Fair Value (4)
Lawrence I. Sills	9/29/20	─	─	─	1,000	2,000	4,000	─	$72,140
	9/29/20	─	─	─	─	─	─	2,000	72,140
		$0	$265,000	$530,000	─	─	─	─	─

Eric P. Sills	9/29/20	─	─	─	1,000	2,000	4,000	─	$72,140
	9/29/20	─	─	─	─	─	─	2,000	72,140
		$0	$417,000	$834,000	─	─	─	─	─

James J. Burke	9/29/20	─	─	─	1,000	2,000	4,000	─	$72,140
	9/29/20	─	─	─	─	─	─	2,000	72,140
		$0	$407,000	$814,000	─	─	─	─	─

Dale Burks	9/29/20	─	─	─	1,000	2,000	4,000	─	$72,140
	9/29/20	─	─	─	─	─	─	2,000	72,140
	9/29/20	─	─	─	─	─	─	2,500	90,200
		$0	$333,000	$666,000	─	─	─	─	─

Nathan R. Iles	9/29/20	─	─	─	1,000	2,000	4,000	─	$72,140
	9/29/20	─	─	─	─	─	─	2,000	72,140
	9/29/20	─	─	─	─	─	─	2,500	90,200
		$0	$322,000	$644,000	─	─	─	─	─

Carmine J. Broccole	9/29/20	─	─	─	750	1,500	3,000	─	$54,105
	9/29/20	─	─	─	─	─	─	1,500	54,105
	9/29/20	─	─	─	─	─	─	2,500	90,200
		$0	$221,000	$442,000	─	─	─	─	─

(1)
Represents possible threshold, target and maximum payout levels for fiscal year 2020 under our cash incentive bonus programs. Bonuses paid to the named executive officers are dependent on the level of achievement of certain management and company performance objectives. The actual bonuses paid to each named executive officer for 2020 are reported in the Summary Compensation Table for 2020 above. Additional information regarding our cash incentive bonus program is included in “Compensation Discussion and Analysis” above.

(2)
These columns reflect threshold, target and maximum payout levels for performance share awards granted under our 2016 Omnibus Incentive Plan. The performance share awards have a three-year vesting period and performance target goals relating to the Company’s earnings from continuing operations before taxes, excluding special items, measured at the end of a three-year period. To the extent that the Company does not achieve the threshold level of earnings before taxes at the end of the measuring period, these performance shares will not be issued. Performance shares were not issued to the named executive officers in 2020 with respect to the performance share awards granted in 2017, because the Company did not achieve the applicable financial goals for the three-year measuring period. Holders of performance share awards are not entitled to shareholder rights, including voting rights or dividends. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award will be forfeited. Additional information regarding our 2016 Omnibus Incentive Plan is included in the “Compensation Discussion and Analysis” section above.

(3)
This column reflects the number of shares of both standard and long-term retention restricted stock awards issued under our 2016 Omnibus Incentive Plan. Shares of restricted stock have a three-year or longer vesting period and are not entitled to dividends; however, holders of restricted stock are entitled to voting rights. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire unvested portion of the restricted stock award will be forfeited, except as otherwise provided in the applicable award agreement. See related discussion in “Compensation Discussion and Analysis” above. These awards are also described in “Outstanding Equity Awards at Fiscal Year-End” below.

(4)	The ASC Topic 718 per share value of the standard restricted stock and long-term retention restricted stock awards granted on September 29, 2020 is $36.07 per share and $36.08 per share, respectively.

The following table summarizes the equity awards that we have made to our named executive officers, which awards were outstanding as of December 31, 2020.

Outstanding Equity Awards at Fiscal Year-End for 2020

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan A wards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Lawrence I. Sills	10/11/2018	2,000	(3)	$80,920	2,000	$80,920
	9/24/2019	2,000	(3)	$80,920	2,000	$80,920
	9/29/2020	2,000	(3)	$80,920	2,000	$80,920

Eric P. Sills	12/1/2010	5,000	(4)	$202,300	—	$—
	9/20/2011	5,000	(4)	$202,300	—	$—
	10/9/2012	5,000	(4)	$202,300	—	$—
	10/8/2013	5,000	(4)	$202,300	—	$—
	10/7/2014	5,000	(4)	$202,300	—	$—
	10/13/2015	4,000	(4)	$161,840	—	$—
	10/11/2018	2,000	(3)	$80,920	2,000	$80,920
	9/24/2019	2,000	(3)	$80,920	2,000	$80,920
	9/29/2020	2,000	(3)	$80,920	2,000	$80,920

James J. Burke	10/11/2018	2,000	(3)	$80,920	2,000	$80,920
	9/24/2019	2,000	(3)	$80,920	2,000	$80,920
	9/29/2020	2,000	(3)	$80,920	2,000	$80,920

Dale Burks	12/1/2010	3,750	(4)	$151,725	—	$—
	9/20/2011	3,750	(4)	$151,725	—	$—
	10/9/2012	3,750	(4)	$151,725	—	$—
	10/8/2013	3,750	(4)	$151,725	—	$—
	10/7/2014	3,750	(4)	$151,725	—	$—
	10/13/2015	3,000	(4)	$121,380	—	$—
	10/20/2016	3,000	(4)	$121,380	—	$—
	10/20/2017	1,875	(4)	$75,863	—	$—
	10/11/2018	1,500	(4)	$60,690	—	$—
	10/11/2018	2,000	(3)	$80,920	2,000	$80,920
	9/24/2019	1,500	(4)	$60,690	—	$—
	9/24/2019	2,000	(3)	$80,920	2,000	$80,920
	9/29/2020	2,500	(4)	$101,150	—	$—
	9/29/2020	2,000	(3)	$80,920	2,000	$80,920

Nathan R. Iles	9/24/2019	2,500	(4)	$101,150	—	$—
	9/24/2019	2,000	(3)	$80,920	2,000	$80,920
	9/29/2020	2,500	(4)	$101,150	—	$—
	9/29/2020	2,000	(3)	$80,920	2,000	$80,920

Carmine J. Broccole	12/1/2010	5,000	(4)	$202,300	—	$—
	9/20/2011	5,000	(4)	$202,300	—	$—
	10/9/2012	5,000	(4)	$202,300	—	$—
	10/8/2013	5,000	(4)	$202,300	—	$—
	10/7/2014	5,000	(4)	$202,300	—	$—
	10/13/2015	4,000	(4)	$161,840	—	$—
	10/20/2016	4,000	(4)	$161,840	—	$—
	10/20/2017	2,500	(4)	$101,150	—	$—
	10/11/2018	2,000	(4)	$80,920	—	$—
	10/11/2018	1,500	(3)	$60,690	1,500	$60,690

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Carmine J. Broccole	9/24/2019	2,000	(4)	$80,920	—	$—
(cont.)	9/24/2019	1,500	(3)	$60,690	1,500	$60,690
	9/29/2020	2,500	(4)	$101,150	—	$—
	9/29/2020	1,500	(3)	$60,690	2,000	$80,920

(1)	The market value is based on the closing price of the Company’s Common Stock of $40.46 per share as of December 31, 2020.
(2)
Performance share awards vest on the third anniversary of the date of grant, provided that certain performance goals have been met at the end of the three-year measuring period. Please refer to “Compensation Discussion and Analysis” above for additional information regarding equity awards granted under our 2016 Omnibus Incentive Plan.

(3)	This standard restricted stock award vests on the third anniversary of the date of grant.
(4)	This long-term retention restricted stock award vests in increments upon the executive reaching 60 (25% vests), 63 (25% vests) and 65 (balance vests) years of age.

The following table provides additional information relating to the vesting of standard restricted stock and performance shares previously granted to the named executive officers during the year ended December 31, 2020. None of the named executive officers has outstanding options to purchase shares of Company Common Stock.

Stock Vested for 2020

	Stock Awards
Name (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Lawrence I. Sills	2,000	$93,640
Eric P. Sills	2,000	$93,640
James J. Burke	2,000	$93,640
Dale Burks	11,875	$508,785
Nathan R. Iles	-	-
Carmine J. Broccole	1,500	$70,230

(1)
Nathan R. Iles did not have restricted stock or performance shares vest in 2020. Lawrence I. Sills, Eric P. Sills, James J. Burke and Dale Burks each acquired 2,000 shares, and Carmine J. Broccole acquired 1,500 shares upon the vesting of a standard restricted stock award. In addition, Dale Burks acquired 9,875 shares upon the vesting of a long-term retention restricted stock award.

(2)
The market value of the shares acquired by Lawrence I. Sills, Eric P. Sills, James J. Burke, Dale Burks and Carmine J. Broccole upon the vesting of the standard restricted stock awards is based on the closing price of the Company’s Common Stock of $46.82 per share on October 20, 2020, the vesting date of such stock awards. The market value of the shares acquired by Dale Burks upon the vesting of the long-term retention restricted stock awards is based on the closing price of the Company’s Common Stock of $42.04 per share on March 6, 2020, the last trading day before the vesting date of such stock awards.

The following table shows the aggregate earnings and balances for each of our named executive officers under our Supplemental Executive Retirement Plan as of December 31, 2020.

Nonqualified Deferred Compensation for 2020

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at Last FYE
Lawrence I. Sills	$—	$22,412	$748,012	$—	$9,494,339
Eric P. Sills	66,769	45,734	136,972	—	799,007
James J. Burke	—	45,367	268,575	—	1,787,313
Dale Burks	—	33,436	143,209	—	824,568
Nathan R. Iles	14,375	—	3,798	—	18,173
Carmine J. Broccole	—	24,886	97,348	—	595,060

(1)	The amounts shown in this column reflect amounts contributed in 2020.
(2)
Earnings are not above market and therefore are not reportable in the Summary Compensation Table. See “Severance and Change of Control Arrangements—Defined Contribution Plan” below for further information.

The following table presents information on our existing equity plans as of December 31, 2020, under which shares of the Company’s Common Stock are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	839,686	(1)	$34.77	173,729	(2)

Equity compensation plans not approved by security holders	─		─	─

All plans	839,686	(1)	$34.77	173,729	(2)

(1)
Represents shares covered by outstanding unvested long-term retention restricted stock awards issued under our 2006 Omnibus Incentive Plan, and outstanding unvested awards of restricted stock (standard awards and long-term retention awards) and performance shares issuable under our 2016 Omnibus Incentive Plan.

(2)	Represents shares of the Company’s Common Stock issuable under our 2016 Omnibus Incentive Plan.

Pay Ratio

The median of the annual compensation paid by the Company during fiscal year 2020 to all employees (excluding our Chief Executive Officer) is estimated to be approximately $22,680 (referred to as the “2020 Median Compensation”). The ratio of the 2020 Median Compensation to the annual compensation of Eric P. Sills, our Chief Executive Officer and President, for fiscal year 2020, which is described in the Summary Compensation Table for 2020 above, is estimated to be one to seventy-two.

We identified our median employee as of December 31, 2020, using payroll records that reflected total wages and other compensation paid to our employees during fiscal year 2020, as reported to the U.S. Internal Revenue Service on Form W-2 and the equivalent for our non-U.S. employees. Adjustments were made to annualize the compensation of all permanent employees (full-time or part-time) who were employed for less than the full fiscal year, and to convert to U.S. dollars any compensation paid to our employees in currencies other than U.S. dollars using the relevant exchange rate at year-end. We believe the resulting ratio is a reasonable estimate calculated in a manner consistent with the compensation disclosure rules of the SEC.

Severance and Change of Control Arrangements

Severance Compensation Agreement

In December 2001, we entered into a Severance Compensation Agreement with James J. Burke. Mr. Burke’s Severance Compensation Agreement provides that if a change in control of the Company occurs and, within 12 months thereafter, Mr. Burke’s employment is terminated by the Company without cause or by Mr. Burke for certain specific reasons, then he will receive severance payments and certain other benefits. The specific reasons which allow Mr. Burke to resign and receive the benefits are: (1) a reduction in status, position or reporting responsibility; (2) a reduction in his annual rate of base salary; and (3) relocation of more than 15 miles from the Company’s current office.

If Mr. Burke resigns for one of the specific reasons, or is terminated without cause, he will be entitled to receive: (1) a severance payment equal to three times his base salary plus standard bonus, payable over a two year period on a pro rata, semi-monthly basis; (2) continued participation for a period of 36 months in group medical, dental and/or life insurance plans; (3) exclusive use of a company automobile for the duration of the lease then in effect; and (4) outplacement services.

For purposes of the agreement, a change in control of the Company means the occurrence of any of the following events: (1) a sale of all or substantially all of the assets of the Company to any person or group other than certain designated individuals; or (2) any person or group, other than certain designated individuals, become the beneficial owner or owners of more than 50% of the total voting stock of the Company, including by way of merger, consolidation or otherwise.

Defined Contribution Plan

The Company has established a defined contribution Supplemental Executive Retirement Plan (SERP) for our executive officers and other eligible employees. The purpose of this plan is to enable the Company to supplement the benefits under the Company’s Profit Sharing 401(K) Capital Accumulation Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. To the extent that an eligible employee retires or is terminated, their accounts in the SERP shall be paid either in a lump sum or over a period of time, at the election of the employee. In the event of a change of control of the Company, the Company shall, as soon as possible, but in no event longer than 60 days following the change of control event, make an irrevocable contribution to a rabbi trust established under the plan in an amount that is sufficient to pay each SERP participant or beneficiary the benefits to which SERP participants or their beneficiaries would be entitled pursuant to the terms of the SERP as of the date on which the change of control event occurred. Upon a change of control event, each participant’s account shall be fully vested.

Defined Benefit Pension Plan

The Company maintains a defined benefit unfunded Supplemental Executive Retirement Plan. The benefits under this plan are in addition to any benefits payable to participants under the Company’s Profit Sharing 401(K) Capital Accumulation Plan and the defined contribution SERP. As of the date of this Proxy Statement, there are no participants in the defined benefit Supplemental Executive Retirement Plan.

2016 Omnibus Incentive Plan

As previously discussed under “Compensation Discussion and Analysis” above, we grant our named executive officers shares of restricted stock. Under the terms of the 2016 Omnibus Incentive Plan, any unvested shares of restricted stock will immediately vest upon death, retirement at or after the age of 65, total disability, or upon a change in control of the Company. For purposes of the Incentive Plan, a “change of control” means any of the following events:
(a)	Any person, other than certain designated persons, becomes the beneficial owner of 30% or more of the total voting stock of the Company;
(b)	Individuals who constituted the Board as of May 19, 2016 cease for any reason to constitute at least a majority of the Board, other than in certain circumstances;
(c)
Consummation of a reorganization, merger, or consolidation of the Company, in each case unless, all or substantially all of the beneficial owners of the Company before such event hold more than 50% of the voting stock after such event; or

(d)
Any person, other than certain designated persons, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company.

The following table shows the estimated benefits payable to our named executive officers following both a change in control of the Company and a hypothetical termination of employment as of December 31, 2020 under the severance and change in control arrangements discussed immediately above.

Estimated Benefits upon Termination Following a Change in Control

Name	Severance Compensation Agreement Amount (1)	SERP Amount (2)	Early Vesting of Restricted Stock (3)	Other (4)	Total
Lawrence I. Sills	$ ─	$9,494,339	$242,760	$ ─	$9,737,099
Eric P. Sills	─	799,007	1,416,100	─	2,215,107
James J. Burke	3,132,000	1,787,313	242,760	131,275	5,293,356
Dale Burks	─	824,568	1,542,538	─	2,367,106
Nathan R. Iles	─	18,173	364,140	─	382,313
Carmine J. Broccole	─	595,060	1,881,390	─	2,476,450

(1)	This amount represents three times the sum of the executive officer’s 2020 base salary and standard bonus and would be payable over a two year period on a semi-monthly basis.
(2)
This amount represents contributions under the SERP that would be made upon a change of control. Absent a change of control, if the executive officer retired or was terminated at December 31, 2020, this amount would be paid either in a lump sum or over a period of time, at the election of the officer.

(3)
This amount represents the closing price of our Common Stock on December 31, 2020 of $40.46 per share multiplied by the outstanding number of shares of restricted stock for each executive as follows: Lawrence Sills – 6,000 shares; Eric Sills – 35,000 shares; James Burke – 6,000 shares; Dale Burks – 38,125 shares; Nathan Iles – 9,000; and Carmine Broccole – 46,500 shares. Absent a change of control, if Lawrence I. Sills or James J. Burke resigned or retired at December 31, 2020, their restricted stock awards would immediately vest under the terms of the awards because they have reached the age of 65.

(4)
For James J. Burke, this amount represents Company payments for (a) group medical, dental and/or life insurance plans for a 36 month period, (b) use of a company automobile for the duration of the lease then in effect, and (c) the cost of outplacement services, pursuant to the terms of the Severance Compensation Agreement.

Risk Considerations in our Compensation Program

Our Compensation Committee has analyzed the concept of risk as it relates to our compensation program for all employees. The Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking because the Company does not use highly leveraged incentives that drive risky short-term behavior. As we discussed previously with respect to our named executive officers in the Compensation Discussion and Analysis, we structure our incentive bonus programs and equity award programs to promote the creation of long-term value and discourage behavior that leads to excessive risk:
•
We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the Company’s stock price so that employees do not feel pressured to focus exclusively on stock price performance to the detriment of other important business goals. The variable (cash bonus and equity) portions of compensation are designed to reward both short-term and long-term corporate performance. For short-term performance, our cash bonus is awarded based on the achievement of both company-level financial objectives and management performance goals. For long-term performance, our restricted stock and performance share awards vest over three years or a longer period of time.

•
We cap our annual cash incentive awards at 200% of the applicable target, which we believe also mitigates excessive risk taking by limiting payouts. Moreover, any awards in excess of the 200% target may be carried into the following year but is subject to the risk of forfeiture depending upon the following year’s performance. With respect to company-level financial performance awards, since bonuses are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his or her own bonus compensation through excessive risk taking is constrained.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy relating to the review, approval or ratification of transactions between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or five percent or greater shareholder of the Company since the beginning of the last fiscal year and their immediate family members. The Company’s policies and procedures apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

Our policy requires that all related person transactions be disclosed to the Governance Committee (with respect to directors) or the Audit Committee (with respect to executive officers). The applicable committee then reviews the material facts of such related person transactions and either approves or disapproves of the entry into or ratifies the related person transaction. In determining whether to approve or ratify a related person transaction, the applicable committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, our policy provides that any related person transaction may be consummated or continue if (1) the transaction is approved by the disinterested members of the Board or (2) the transaction involves compensation approved by the Company’s Compensation Committee. No director shall participate in the approval of a transaction for which he or she is the related person but may participate in any discussion regarding such transaction if requested by the Chair of the applicable committee.

In February 2021, the Governance Committee approved of the Company’s entry into an amended and restated consulting agreement with John P. Gethin, a director of the Company. Pursuant to the terms of the agreement, Mr. Gethin advises our senior management, primarily in the development of customer relationships and corporate strategy. In consideration for such services, Mr. Gethin receives an annual retainer of $50,000 for the first year of the agreement and $25,000 for each of the second and third years of the agreement, and the reimbursement of reasonable and customary out-of-pocket expenses incurred in performing such services. The term of the agreement is for three years, subject to termination by either the Company or Mr. Gethin at any time, with or without cause, on ninety days’ advance written notice.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently comprised of seven directors who are “independent” as defined under the listing standards of the New York Stock Exchange. The Audit Committee met four times in 2020 and operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Audit Committee also reviewed with KPMG LLP, the Company’s independent registered public accounting firm, that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting, and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board and the SEC, including the scope of the auditor’s responsibilities and whether there are any significant accounting adjustments or any disagreements with management. In addition, the Audit Committee discussed with KPMG LLP the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Audit Committee

William H. Turner (Chair)	Alisa C. Norris
Pamela Forbes Lieberman	Richard S. Ward
Patrick S. McClymont	Roger M. Widmann
Joseph W. McDonnell
Shareholder Proposals for the 2022 Annual Meeting

To be considered for inclusion in next year’s Proxy Statement pursuant to the provisions of Rule 14a-8 of the Exchange Act, shareholder proposals must be received at the Company’s offices no later than the close of business on December 22, 2021. Proposals should be addressed to Carmine J. Broccole, Secretary, Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

For any shareholder proposal that is not submitted for inclusion in the next year’s Proxy Statement, but is instead sought to be presented directly at the 2022 annual meeting, rules of the SEC permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before close of business on March 6, 2022, and advises shareholders in the 2022 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on March 6, 2022. Notice of intention to present proposals at the 2022 annual meeting should be addressed to Carmine J. Broccole, Secretary, Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

Annual Report on Form 10-K

The Company’s 2020 Annual Report has been mailed to shareholders. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is included in the 2020 Annual Report and will also be furnished to any shareholder who requests the same free of charge (except for exhibits thereto for which a nominal fee covering reproduction and mailing expenses will be charged). Requests should be addressed to the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101. The 2020 Annual Report is also available at our website at ir.smpcorp.com under “Financial Reports—Annual Reports.”

“Householding” of Proxy Materials
and Annual Reports for Record Owners

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses and our environmental footprint. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy included with this Proxy Statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying our Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting the Secretary of the Company as described above.

Other Matters

On the date this Proxy Statement went to press, management knew of no other business that will be presented for action at the Annual Meeting. In the event that any other business should come before the Annual Meeting, it is the intention of the proxy holders named by proxy to take such action as shall be in accordance with their best judgment.

By Order of the Board of Directors

Carmine J. Broccole
Senior Vice President
General Counsel & Secretary

Dated: April 21, 2021

APPENDIX A

Standard Motor Products, Inc.
Amended and Restated 2016 Omnibus Incentive Plan

Effective May 21, 2021

A-i

Standard Motor Products, Inc.
Amended and Restated 2016 Omnibus Incentive Plan

Article 1.              Establishment, Purpose, and Duration

1.1          Establishment.  Standard Motor Products, Inc., a New York corporation (hereinafter referred to as the “Company”), establishes this incentive compensation plan to be known as the Standard Motor Products, Inc. Amended and Restated 2016 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

Upon its effectiveness, the Plan shall supersede the Existing Equity Plan (as defined herein), to the extent the Existing Equity Plan is still in effect, such that no further awards shall be made under the Existing Equity Plan. This Plan shall not, in any way, affect awards under the Existing Equity Plan that are outstanding as of the Effective Date.  If the Company’s shareholders do not approve this Plan, no Awards will be made under this Plan.

The 2016 Omnibus Plan Incentive Plan was originally approved by the Company’s shareholders and became effective on May 19, 2016 (the “Effective Date”).  The Plan, as amended and restated herein, shall be effective as of May 21, 2021, subject to approval by the Company’s shareholders.  The purpose of this amendment and restatement is to (i) increase the number of Shares available for issuance hereunder by 950,000; (ii) adjust the number of shares available for issuance to Nonemployee Directors from 250,000 to 300,000, and (iii) revise the Plan in response to changes in applicable federal tax laws.  The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2          Purpose of this Plan.  The purpose of this Plan is to provide a means whereby Employees, Directors, and Third Party Service Providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders.  A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third Party Service Providers and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3          Duration of this Plan.  Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date.  After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.  Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

Article 2.              Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1
“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3
“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4
“Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof.  The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8
“Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement (or similar agreement) between the Company, or an Affiliate, and a Participant, with respect to any Participant, as determined by the Committee in its sole discretion:

(a)	Willful failure to substantially perform his or her duties as an Employee (for reasons other than physical or mental illness) or Director after reasonable notice to the Participant of that failure;

(b)	Misconduct that materially injures the Company or any Subsidiary or Affiliate;

(c)	Conviction of, or entering into a plea of nolo contendere to, a felony; or

(d)	Material breach of any written covenant or agreement with the Company or any Subsidiary or Affiliate.

2.9	“Change of Control” means the occurrence of any one of the following events with respect to the Company:

(a)
The acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.9, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of thirty percent (30%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of Section 2.9(c); provided, however, the acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power shall not constitute a Change of Control if Standard Motor Products, Inc. maintains a Beneficial Ownership of more than fifty percent (50%) of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors;

(b)
Individuals who constitute the Board as of the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12-month period, provided that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

(c)
Consummation of a reorganization, merger, or consolidation to which the Company is a party (a “Business Combination”), in each case unless, following such Business Combination all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(d)
Any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s); provided, however, that a transfer of assets by the Company is not treated as a Change of Control if the assets are transferred to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the previous subsection (C). For purposes of this paragraph, (1) gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, and (2) a Person’s status is determined immediately after the transfer of the assets.

2.10
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.  For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11
“Committee” means the Compensation and Management Development Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan.  The members of the Committee shall (i) be appointed from time to time by and shall serve at the discretion of the Board, and (ii) consist of “non-employee directors” as defined in Section 16 of the Exchange Act.  If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12	“Company” or “Corporation” means Standard Motor Products, Inc., a New York corporation, and any successor thereto as provided in Article 20 herein.

2.13
“Covered Employee” means any salaried Employee who is or may become a “covered employee,” as defined in Code Section 162(m) and who is designated by the Committee as a Covered Employee under this Plan for such applicable Performance Period, either as an individual Employee or class of Employees.

2.14	“Director” means any individual who is a member of the Board of Directors of the Company.

2.15
“Disability” or “Disabled” means that an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.16	“Effective Date” has the meaning set forth in Section 1.1.

2.17
“Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof.  An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.18	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.19	“Existing Equity Plan” means the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan, as amended.

2.20
“Fair Market Value” or “FMV” means, on any given date, the closing price of a Share as reported on the New York Stock Exchange (“NYSE”) on such date, or if Shares were not traded on NYSE on such day, then on the next preceding day that Shares were traded on NYSE; in the event Shares are traded only on an exchange other than NYSE, references herein to NYSE shall mean such other exchange.

2.21	“Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.22	“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.23	“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.24
“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.25
“Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.26	“Net Income” means the consolidated net income before taxes for the Plan Year, as reported in the Company’s annual report to shareholders or as otherwise reported to shareholders.

2.27	“Nonemployee Director” means a Director who is not an Employee.

2.28
“Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.29	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.30	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.31	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.32	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.33	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.34	“Performance-Based Compensation” means compensation under an Award that is subject to performance-based criteria as a component of the Award.

2.35	“Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan.

2.36
“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award which period may not be less than one (1) year, or, if less than one (1) year, such period of time designated by the Committee.

2.37
“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.38
“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.39
“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.40	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.41	“Plan” means this Standard Motor Products, Inc. Amended and Restated 2016 Omnibus Incentive Plan.

2.42	“Plan Year” means the calendar year.

2.43	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.44	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant date.

2.45	“Share” means a share of common stock of the Company, $2.00 par value per share.

2.46	“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.47
“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.48
“Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3.              Administration

3.1          General.  The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan.  The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2          Authority of the Committee.  The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper.  Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3          Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.  The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4.              Shares Subject to this Plan and Maximum Awards

4.1          Number of Shares Available for Awards and Maximum Amount of

Non-Share Awards.

Subject to adjustment as provided in Section 4.4:

(a)
The maximum number of Shares available for issuance to Participants under this Plan, inclusive of Shares issued and Shares underlying then outstanding Awards granted on or after the Effective Date, is two million fifty thousand (2,050,000) Shares (the “Share Authorization”).

(b)	The maximum aggregate number of Shares of the Share Authorization that may be issued pursuant to ISOs or SARs under this Plan shall be two million fifty thousand (2,050,000).

(c)	The maximum number of Shares of the Share Authorization that may be issued as Full Value Awards under this Plan shall be two million fifty thousand (2,050,000).

(d)
The maximum number of Shares of the Share Authorization that may be issued to Nonemployee Directors pursuant to Nonemployee Director Awards shall be three hundred thousand (300,000) Shares, and no Nonemployee Director may receive Nonemployee Director Awards subject to more than ten thousand (10,000) Shares in any Plan Year.

4.2          Share Usage.  Shares covered by an Award shall only be counted as used to the extent they are actually issued.  With respect to Options and SARs, the number of Shares available for Awards under the Plan pursuant to Section 4.1, shall be reduced by one Share for each Share covered by such Award or to which such Award relates.  Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.  In addition, any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan.  In no event, however, will the following Shares again become available for Awards or increase the number of Shares available for grant under the Plan:  (i) Shares tendered by the Participant in payment of the exercise price of an Option; (ii) Shares withheld from exercised Awards for tax withholding purposes; (iii) Shares subject to a SAR that are not issued in connection with the settlement of that SAR; and (iv) Shares repurchased by the Company with proceeds received from the exercise of an Option.  The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3          Annual Award Limits.  Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Sections 4.4 and/or 19.2, shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be twenty-five thousand (25,000).

(b)	SARs: The maximum number of Shares subject to SARs granted in any one Plan Year to any one Participant shall be twenty-five thousand (25,000).

(c)
Restricted Stock or Restricted Stock Units:  The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be ten thousand (10,000).

(d)
Performance Units or Performance Shares:  The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be ten thousand (10,000) Shares, or equal to the value of ten thousand (10,000) Shares, determined as of the date of grant, as applicable.

(e)
Cash-Based Awards:  The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the greater of one million dollars ($1,000,000) or the value of twenty-five thousand (25,000) Shares, determined as of the date of grant, as applicable.

(f)
Other Stock-Based Awards:  The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be twenty-five thousand (25,000) Shares.

4.4          Adjustments in Authorized Shares.  In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5.              Eligibility and Participation

5.1          Eligibility.  Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

5.2          Actual Participation.  Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.

Article 6.              Stock Options

6.1          Grant of Options.  Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to Employees of the Company, a parent, or Subsidiary (as permitted under Code Sections 422 and 424).

6.2          Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.  The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3          Option Price.  The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

6.4          Term of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary date of its grant.  Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5          Exercise of Options.  Subject to Section 6.10, Options granted under this Article 6 shall be exercisable at such times and be subject to such restric-tions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6          Payment.  Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price.  The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7          Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8          Termination of Employment.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9          Notification of Disqualifying Disposition.  If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

6.10        Vesting.  An Option grant by its terms shall vest only after such period of time as the Committee shall determine and specify in the Award Agreement, but in no event less than three (3) years following the date of grant of such Award provided that Options granted may partially vest after no less than one (1) year so long as the entire grant does not vest fully until at least three (3) years have elapsed from the date of grant, except as the Committee may provide in the event of the death, Disability, involuntary termination without Cause, or retirement of a Participant or in the event of a Change of Control.

Article 7.              Stock Appreciation Rights

7.1          Grant of SARs.  Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the Grant Date must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

7.2          SAR Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3          Term of SAR.  The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.  Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4          Exercise of SARs.  SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5          Settlement of SARs.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion.  The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6          Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.7          Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable.  These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

7.8          Vesting.  A grant of SARs by its terms shall vest only after such period of time as the Committee shall determine and specify in the Award Agreement, but in no event less than three (3) years following the date of grant of such Award provided that SARs granted may partially vest after no less than one (1) year so long as the entire grant does not vest fully until at least three (3) years have elapsed from the date of grant, except as the Committee may provide in the event of the death, Disability, involuntary termination without Cause, or retirement of a Participant or in the event of a Change of Control.

Article 8.              Restricted Stock and Restricted Stock Units

8.1          Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine.  Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

8.2          Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3          Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4          Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Standard Motor Products, Inc. 2016 Omnibus Incentive Plan, and in the associated Award Agreement.  A copy of this Plan and such Award Agreement may be obtained from Standard Motor Products, Inc.

8.5          Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.  A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6          Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7          Section 83(b) Election.  The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b).  If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.8          Vesting.  A grant of Restricted Stock or Restricted Stock Units pursuant to this Article 8 shall be subject to a minimum vesting period of at least three (3) years (which may be a 3-year cliff or graded schedule), or such longer period as the Committee, in its sole discretion, may determine.  Notwithstanding the foregoing, the Committee may provide that a grant to a Nonemployee Director or an Employee who is age 65 or older may be subject to a minimum one (1) year vesting period.  The Committee may also determine that the vesting period may be accelerated in the event of the death, Disability, involuntary termination without Cause or retirement of a Participant or in the event of a Change of Control.

Article 9.              Performance Units/Performance Shares

9.1          Grant of Performance Units/Performance Shares.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.  Performance Units and Performance Shares that are earned (as described in Section 9.3) may be subject to vesting requirements as set forth in the applicable Award Agreement.  Except as the Committee may provide in the event of the death, Disability, involuntary termination without Cause, or retirement of a Participant or in the event of a Change of Control, Performance Units and Performance Shares may not vest prior to the expiration of at least one (1) year of a Performance Period.

9.2          Value of Performance Units/Performance Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.  The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that may be earned by the Participant.

9.3          Earning of Performance Units/Performance Shares.  Subject to the terms of this Plan, after the applicable Performance Period and vesting period, if any, have ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4          Form and Timing of Payment of Performance Units/Performance Shares.  Payment of earned and vested Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement.  Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned and vested Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof).  Any Shares may be granted subject to any restrictions deemed appropriate by the Committee.  The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5          Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10.            Cash-Based Awards and Other Stock-Based Awards

10.1        Grant of Cash-Based Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2        Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine.  Any such grant shall be subject to a minimum vesting period of at least one (1) year, except as the Committee may provide in the event of the death, Disability, involuntary termination without Cause, or retirement of a Participant or in the event of a Change of Control.  Notwithstanding the foregoing, unless otherwise provided by the Committee, any such Awards granted as Full Value Awards shall not be subject to a vesting schedule.  Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3        Value of Cash-Based and Other Stock-Based Awards.  Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.  Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.  The Committee may establish performance goals in its discretion.  If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4        Payment of Cash-Based Awards and Other Stock-Based Awards.  Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5        Termination of Employment.  The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be.  Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11.            Transferability of Awards

11.1        Transferability.  Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant.  Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.  The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

11.2        Committee Action.  The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

Article 12.            Performance Measures

12.1        Performance Measures.  The performance goals upon which the payment or vesting of an Award depends may include, without limitation, the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share (basic or diluted);

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, throughput, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Earnings before taxes;

(i)	Gross or operating margins;

(j)	Corporate value measures;

(k)	Capital expenditures;

(l)	Unit volumes;

(m)	Productivity ratios;

(n)	Share price (including, but not limited to, growth measures and total shareholder return);

(o)	Cost or expense;

(p)	Margins (including, but not limited to, debt or profit);

(q)	Operating efficiency;

(r)	Working capital targets or any element thereof;

(s)	Expense targets;

(t)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(u)
Strategic milestones (including, but not limited to, debt reduction, improvement of cost of debt, equity or capital, completion of projects, achievement of synergies or integration objectives, or improvements to credit rating, inventory turnover, weighted average cost of capital, implementation of significant new processes, productivity or production, product quality, and any combination of the foregoing);

(v)	Strategic sustainability metrics (including, but not limited to, corporate governance, consumer advocacy, enterprise risk management, employee development, and portfolio restructuring); and

(w)	Gross, operating, stockholder equity, or net worth.

Any one or more Performance Measure(s) may be used to measure the performance of any Participant, the Company, Subsidiary, and/or Affiliate as a whole or any business unit or line of business of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures on an absolute, gross, total, net per share, average, adjusted or relative basis (or measure based on changes therein), including, as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (n) above as compared to various stock market indices.  The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2        Evaluation of Performance.  The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No.  30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.  To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3        Adjustment of Performance-Based Compensation.  The Committee shall retain the discretion to adjust such Awards upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4        Committee Discretion.  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

Article 13.            Nonemployee Director Awards

The Board or Committee shall determine all Awards to Nonemployee Directors.  The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement.

Article 14.            Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee.  Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

Article 15.            Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 16.            Rights of Participants

16.1        Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment, or service on the Board or to the Company, at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment, or service as a Director or Third Party Service Provider, for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2        Participation.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3        Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17.            Change of Control

17.1        Change of Control of the Company.  Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 17 shall apply in the event of a Change of Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement or an applicable severance compensation agreement.

Upon a Change of Control, except to the extent that another Award meeting the requirements of Section 17.2 (a “Replacement Award”) is provided to the Participant to replace such Award (the “Replaced Award”), all then-outstanding Stock Options and Stock Appreciation Rights shall immediately become fully vested and exercisable, and all other then-outstanding Awards whose exercisability depends merely on the satisfaction of a service obligation by a Participant to the Company, Subsidiary, or Affiliate shall vest in full and be free of restrictions related to the vesting of such Awards. The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

Except to the extent that a Replacement Award is provided to the Participant, the Committee may, in its sole discretion,  determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share of Common Stock subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share of Common Stock in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares of Common Stock subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefor.

17.2        Replacement Awards.  An Award shall meet the conditions of this Section 17.2 (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control).  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 17.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

17.3        Termination of Employment.  Upon a termination of employment, or termination of directorship, of a Participant occurring in connection with or during the period of two (2) years after such Change of Control, other than for Cause, (i) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all Stock Options and Stock Appreciation Rights held by the Participant immediately before the termination of employment, or termination of directorship, that the Participant held as of the date of the Change of Control or that constitute Replacement Awards shall remain exercisable for not less than one (1) year following such termination or until the expiration of the stated term of such Stock Option or SAR, whichever period is shorter; provided, that if the applicable Award Agreement provides for a longer period of exercisability, that provision shall control.

Article 18.            Amendment, Modification, Suspension, and Termination

18.1        Amendment, Modification, Suspension, and Termination.  Subject to Section 17.3, the Board of Directors may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, (i) no Options or SARs issued under this Plan will be repriced, repurchased (including a cash buyout), replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, (ii) any amendment of the Plan must comply with the rules of the NYSE, and (iii) no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

18.2        Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

18.3        Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary (other than Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.4        Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.  By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 18.4 to any Award granted under the Plan without further consideration or action.

Article 19.            Withholding

19.1        Tax Withholding.  The Company shall have the power and the right to deduct or withhold from any amounts due and owing to the Participant, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2        Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to disapproval by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold whole Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax withholding that could be imposed on the transaction.  All such elections shall be irrevocable, and shall be subject to any restrictions or limitations that the Committee deems appropriate, in its sole discretion.

Article 20.            Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21.            General Provisions

21.1        Forfeiture Events.

(a)
All Awards to a Participant who is an officer subject to Section 16 of the Exchange Act, including the Chief Executive Officer and Chief Financial Officer of the Company, or as otherwise defined by the Securities and Exchange Commission, shall be subject to forfeiture as provided under the Company’s Clawback Policy (“Policy”), adopted as of February 28, 2011, as amended from time to time in the discretion of the Company.  The Policy shall be provided to affected Participants and which shall be considered incorporated into and made a part of this Plan and any Award Agreement issued to an affected Participant.  Additionally, the Company shall also comply with any required reimbursement, forfeiture, or claw back rules issued in final form by the Securities and Exchange Commission or other applicable agency.

(b)
The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to, circumstances or events provided for under applicable securities laws, rules or statutes, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

21.2        Legend.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3        Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4        Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5        Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6        Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7        Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8        Investment Representations.  The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.9        Employees Based Outside of the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees and/or Directors or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees and/or Directors or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.  Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10      Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11      Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual.  To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be.  All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.12      No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award.  The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13      Retirement and Welfare Plans.  Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee annual incentive awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.14      Deferred Compensation.  If any Award would be considered deferred compensation as defined under Code Section 409A and if this Plan fails to meet the requirements of Code Section 409A with respect to such Award, then such Award shall be null and void.  However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan or a subplan which meets the requirements of Code Section 409A and any related guidance.  Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration or delay of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.

21.15      Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.16      No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.17      Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.  Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the Southern District of New York, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

STANDARD MOTOR PRODUCTS, INC.  37-18 NORTHERN BOULEVARD  LONG ISLAND CITY, NY 11101  VOTE BY INTERNET  Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 20, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 18, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/SMP2021  You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 20, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 18, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  D41346-P53905 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY STANDARD MOTOR PRODUCTS, INC. For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors    Nominees: 01) John P. Gethin  02) Pamela Forbes Lieberman  03) Patrick S. McClymont  04) Joseph W. McDonnell  05) Alisa C. Norris 06) Eric P. Sills  07) Lawrence I. Sills  08) William H. Turner  09) Richard S. Ward The Board of Directors recommends you vote FOR proposals 2, 3 and 4.  2. Approval of the Standard Motor Products, Inc. Amended & Restated 2016 Omnibus Incentive Plan.  3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.  4. Approval of non-binding, advisory resolution on the compensation of our named executive officers. For Against Abstain   NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereto.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] DateSignature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. D41347-P53905STANDARD MOTOR PRODUCTS, INC.  Annual Meeting of Shareholders  May 21, 2021 at 2:00 p.m.  This proxy is solicited by the Board of Directors  The undersigned shareholder(s) of STANDARD MOTOR PRODUCTS, INC. (the “Company”) hereby appoint(s) ERIC P. SILLS, JAMES J. BURKE and NATHAN R. ILES as Proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on this Proxy, all of the shares of the Company’s Common Stock held of record by the undersigned on April 9, 2021 at the Annual Meeting of Shareholders of the Company, to be held online at www.virtualshareholdermeeting.com/SMP2021, on May 21, 2021, or at any adjournment or postponement thereof.  THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR ALL” OF THE NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSALS NO. 2, 3, AND 4. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. Continued and to be signed on reverse side